UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ZYMOGENETICS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ZYMOGENETICS, INC.

1201 Eastlake Avenue East

Seattle, Washington 98102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Thursday, June 17, 2010

April 30, 2010

Dear Shareholder:

On Thursday, June 17, 2010, ZymoGenetics, Inc. will hold its 2010 Annual Meeting of Shareholders (the “Annual Meeting”) at our headquarters located at 1201 Eastlake Avenue East, Seattle, Washington 98102. The Annual Meeting will begin at 8:00 a.m. Only shareholders owning common stock at the close of business on April 9, 2010 can vote at the Annual Meeting or any adjournments or postponements that may take place.

At the Annual Meeting, we will ask you to:

•	elect two directors nominated by the Board of Directors to hold office until the 2011 Annual Meeting of Shareholders;

•	elect three directors nominated by the Board of Directors to hold office until the 2013 Annual Meeting of Shareholders;

•	ratify the appointment of PricewaterhouseCoopers LLP, independent registered public accountants, to act as our independent auditors for fiscal year 2010; and

•	transact any other business properly presented at the Annual Meeting.

The Board of Directors recommends that you vote in favor of the proposals outlined in the Proxy Statement.

At the Annual Meeting, we will also report on the business results of ZymoGenetics, Inc. and other matters of interest to shareholders.

To ensure your representation at the Annual Meeting, you are urged to vote your shares promptly whether or not you intend to attend the meeting in person. You may vote your shares over the Internet or by telephone. You may also vote by proxy if you complete, sign, date and return your proxy card by mail. Your shares will be voted in accordance with your instructions. You may, of course, attend the Annual Meeting and vote in person even if you have previously voted your shares. Please note that attendance at the Annual Meeting will be limited to shareholders as of the record date, or their authorized representatives, and guests of ZymoGenetics, Inc.

The approximate date of availability for the Proxy Statement and accompanying proxy materials is April 30, 2010.

By Order of the Board of Directors,

/s/ James A. Johnson
James A. Johnson Executive Vice President, Chief Financial Officer, Treasurer and Secretary

ZYMOGENETICS, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors of ZymoGenetics, Inc. (“ZymoGenetics”) is sending you this Proxy Statement in connection with its solicitation of proxies for use at the ZymoGenetics 2010 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at 8:00 a.m. on Thursday, June 17, 2010, at our headquarters located at 1201 Eastlake Avenue East, Seattle, Washington 98102. ZymoGenetics intends to provide shareholders access to definitive copies of the Notice of Annual Meeting of Shareholders, this Proxy Statement, the accompanying proxy card and the Annual Report to Shareholders on or about April 30, 2010.

Record Date and Outstanding Shares

Only those shareholders owning common stock of ZymoGenetics at the close of business on April 9, 2010, which is the record date for the Annual Meeting, may vote. As of the record date, there were 85,709,457 issued and outstanding shares of common stock.

Quorum

A quorum for the Annual Meeting is a majority of the votes entitled to be cast on a matter by holders of shares of common stock entitled to vote, and present, whether in person or by proxy, at the Annual Meeting.

Revocability of Proxies

If you change your mind after you have voted over the Internet or by telephone or sent in your proxy card and wish to revote, you may do so by following these procedures:

•	Voting again over the Internet or by telephone;

•	Delivering a letter to the Secretary of ZymoGenetics revoking your vote or proxy before the Annual Meeting;

•	Delivering to the Secretary of ZymoGenetics before the Annual Meeting a signed proxy card with a later date; or

•	Attending the Annual Meeting and voting in person.

Voting

You are entitled to one vote for each share of common stock you hold. For the election of directors, assuming the presence of a quorum, the five directors who receive the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting will be elected to the Board of Directors. You are not entitled to cumulate votes in the election of directors. Assuming the presence of a quorum, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2010 will be adopted if the number of votes cast in favor of the proposal by holders of common shares entitled to vote exceeds the number of votes cast against the proposal at the Annual Meeting.

Registered shareholders can vote in person, by telephone, over the Internet, or by mail, as described below. Chapter 23B.07.220 of the Revised Code of Washington allows the electronic transmission of proxies to the person, firm, organization or agent who is the holder of the proxy.

Registered shareholders may cast their vote by:

•	Attending and voting in person at the Annual Meeting;

•

Accessing the Internet website specified in the Notice of Internet Availability and following the instructions provided on the website (or if printed copies of the proxy materials were requested, as specified in the printed proxy card);

•

Calling the telephone number specified in the Notice of Internet Availability and voting by following the instructions provided on the phone message (or if copies of the proxy materials were requested, as specified in the printed proxy card); or

•	Requesting a printed proxy card and completing, signing, dating and promptly mailing the proxy card in the envelope provided.

If you are a beneficial shareholder, please refer to the information forwarded by your broker, bank or other holder of record to see what options are available to you.

If your shares are represented by proxy, they will be voted in accordance with your directions. If your proxy is submitted without any directions given, your shares will be voted in accordance with our recommendations. ZymoGenetics is not aware, as of the date of this Proxy Statement, of any matters to be voted on at the Annual Meeting other than as stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, your executed proxy gives discretionary authority to the persons named in it to vote the shares.

Abstentions from voting and “broker nonvotes” (i.e., shares held by a broker or nominee that are represented at the Annual Meeting but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for the purposes of determining a quorum at the Annual Meeting.

For the election of directors, the director nominees receiving the greatest number of votes, up to the number of directors to be elected, shall be elected, and, accordingly, abstentions will have no effect on the election of directors because they will not represent votes cast at the Annual Meeting. The election of directors is a “non-discretionary” item. If you do not instruct your broker, bank or other holder of record how to vote with respect to this proposal, your broker, bank or other holder of record may not vote with respect to the election of directors and those votes will be counted as “broker non-votes.” In any event, a broker non-vote would have no effect on the outcome of the election of directors as only a plurality of votes cast is required to elect a director.

With regard to the proposal to approve the ratification of the appointment of our independent auditors, abstentions on this proposal will have no effect on the outcome because an abstention does not constitute a vote cast in favor of or against the proposal. In addition, there will be no broker nonvotes on this proposal because brokers, banks or other holders of record who hold shares for the accounts of their clients have discretionary authority to vote such shares on this matter.

Attendance at the Annual Meeting

If you own shares on the record date, you may attend the Annual Meeting and vote in person, regardless of whether you have previously voted by proxy. If you own shares through a bank or brokerage account, you may attend the Annual Meeting, but you must bring account statements or letters from the bank or brokerage firm showing that you owned ZymoGenetics’ common stock as of April 9, 2010, which is the record date. In addition, if you own shares through a bank or brokerage account, to vote your shares in person at the Annual Meeting, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your account representative to learn how to obtain a legal proxy.

Solicitation of Proxies

Proxies may be solicited by certain of ZymoGenetics’ directors, officers and regular employees, without payment of any additional compensation to them. Proxies may be solicited by in-person meetings, mail, electronic mail or telephone. Any costs relating to such solicitation of proxies will be borne by ZymoGenetics. In addition, ZymoGenetics may reimburse banks, brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding proxy materials to such beneficial owners.

Householding

We have adopted “householding,” a procedure under which beneficial shareholders who have the same address and last name and do not receive proxy materials electronically will receive only one Notice of Internet Availability of Proxy Materials or Proxy Statement and Annual Report, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure saves printing and postage costs by reducing duplicative mailings. Shareholders who participate in householding will continue to receive separate proxy cards.

Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials or Proxy Statement and Annual Report to any beneficial shareholders at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability of Proxy Materials or Proxy Statement and Annual Report, you may write or call us at ZymoGenetics, Inc., 1201 Eastlake Avenue East, Seattle, Washington 98102, Attention: Investor Relations, telephone (206) 442-6600.

PROPOSAL 1: ELECTION OF DIRECTORS

In accordance with the bylaws of ZymoGenetics, the Board of Directors has fixed the number of directors constituting the Board at ten. The Board is divided into three classes, with one class of directors elected to a three-year term at each annual meeting of shareholders. At the 2010 Annual Meeting of Shareholders, three directors will be elected to hold office until the 2013 Annual Meeting of Shareholders and two directors will be elected to hold office until the 2011 Annual Meeting of Shareholders, or, in each case, until his respective successor is elected and qualified.

The Board has nominated:

•	Bruce L.A. Carter, Ph.D., James A. Harper, and Edward E. Penhoet, Ph.D. as nominees for election to the Board to hold office until the 2013 Annual Meeting of Shareholders; and

•	Lars Fruergaard Jørgensen and A. Bruce Montgomery, M.D. as nominees for election to the Board to hold office until the 2011 Annual Meeting of Shareholders.

Unless otherwise instructed, the persons named in your proxy will vote for these nominees. Although ZymoGenetics anticipates that these nominees will be available to serve as directors, should any of them not accept the nomination, or otherwise be unable to serve, the proxies will have discretionary authority to vote for a substitute nominee.

The Board of Directors recommends a vote “FOR” approval of its director nominees.

Director Qualifications

The following paragraphs provide information as of the date of this Proxy Statement about each director and director nominee. The information presented includes information each director and director nominee has given us about his age, all positions he holds, his principal occupation and business experience for the past five years, and the names of other publicly held companies of which he currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each director or director nominee’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that he should serve as a director of ZymoGenetics, we also believe that all of our directors and director nominees have great integrity and honesty and adhere to high ethical standards in general. Moreover, we believe each director and director nominee has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to ZymoGenetics. Finally, we value the significant experience of the Board, considered as a group, on other company boards of directors and board committees.

Nominees to the class of directors whose term will expire at the 2013 Annual Meeting

Bruce L.A. Carter, Ph.D., age 66, has served as our Chairman of the Board since April 2005 and a director since 1987. Previously, Dr. Carter served as our Chief Executive Officer from April 1998 until retiring in January 2009 and as our President from April 1998 to July 2007. From 1994 to April 2000, Dr. Carter served as Corporate Executive Vice President and Chief Scientific Officer of Novo Nordisk A/S, a health care company. In addition, from 1994 to December 1998, Dr. Carter served as our Chairman of the Board and, from 1988 to 1994, as our President. He joined ZymoGenetics in 1986 as Vice President of Research and Development. From 1982 to 1986, Dr. Carter held various positions at G.D. Searle & Co., Ltd., a pharmaceutical company, including Head, Molecular Genetics. From 1975 to 1982, he was a Lecturer at Trinity College, University of Dublin. Dr. Carter currently serves, or has during the past five years served, on the board of directors of QLT Inc., Dr. Reddy’s Laboratories Limited and Renovis, Inc. Dr. Carter received a B.Sc. with Honors in Botany from the University of Nottingham and a Ph.D. in Microbiology from Queen Elizabeth College, University of London. We believe Dr. Carter’s qualifications to sit on our Board of Directors include his many years of executive management experience in the pharmaceutical and biotechnology industries, including his detailed knowledge of our business.

James A. Harper, age 62, has served as a director since July 2004. Mr. Harper retired from Eli Lilly and Company, a pharmaceutical company, in July 2004 after 30 years of service. Most recently, from January 2001 to his retirement, Mr. Harper served as Group Vice President and Chief Marketing Officer of Eli Lilly, and, from July 1994 to January 2001, he served as its President, Diabetes and Growth Disorders. He also served as President and Chief Executive Officer of Advanced Cardiovascular Systems, Inc., a medical device company that was a wholly owned subsidiary of Eli Lilly, from 1991 to 1993. Mr. Harper currently serves, or has during the past five years served, as a director of Anesiva, Inc., Corcept Therapeutics, Inc. and Phenomix Corporation. Mr. Harper also serves as an advisor to Nomura Phase 4 Ventures. Mr. Harper received a B.A. in Biology from Vanderbilt University and an M.B.A. from the Wharton School of the University of Pennsylvania. We believe Mr. Harper’s qualifications to sit on our Board of Directors include his extensive sales and marketing experience with a global pharmaceutical company, as well as his executive management experience.

Edward E. Penhoet, Ph.D., age 69, has served as a director since May 2000 and as our lead independent director since June 2005. Dr. Penhoet has served as a director of the Alta Biopharma Funds II, III and VIII at Alta Partners, a venture capital firm, since 2000. From September 2004 to January 2008, Dr. Penhoet served as President of the Gordon and Betty Moore Foundation, a private grant-making foundation, and, from July 2002 to September 2004, as its Chief Program Officer, Science and Higher Education. He served as Dean of the School of Public Health at the University of California, Berkeley from July 1998 to July 2002. From May 1998 to February 2001, Dr. Penhoet served as Vice Chairman of the Board of Chiron Corporation, a biotechnology company, which he co-founded in 1981, and, from 1981 to May 1998, as its President, Chief Executive Officer and a director. From 1971 to 1981, he was a faculty member in the Department of Biochemistry at the University of California, Berkeley. Dr. Penhoet is a member of the Institute of Medicine of the National Academy of Sciences and currently serves, or has during the past five years served, as a director of Chiron, Corcept Therapeutics, Inc., IDM Pharma, Inc. and Renovis, Inc., together with several privately held biotechnology companies. In December 2004, Dr. Penhoet was appointed Vice Chair of the Independent Citizen’s Oversight Committee of the California Institute of Regenerative Medicine. Dr. Penhoet received a B.A. in Biology from Stanford University and a Ph.D. in Biochemistry from the University of Washington. We believe Dr. Penhoet’s qualifications to sit on our Board of Directors include his extensive knowledge of biochemistry and related science, together with his experience as a founder and chief executive officer of a leading biotechnology company and his corporate governance expertise.

Nominees to the class of directors whose term will expire at the 2011 Annual Meeting

Lars Fruergaard Jørgensen, age 43, is a director nominee designated by Novo Nordisk A/S pursuant to a shareholders’ agreement among the Company, Novo Nordisk A/S, Warburg, Pincus Equity Partners, L.P. and certain other investors effective as of November 10, 2000. Mr. Jørgensen has served as Senior Vice President, Information Technology and Corporate Development of Novo Nordisk A/S, a health care company, since September 2004. From 2001 to 2004, he served as Vice President, Regional Finance and Information Technology of Novo Nordisk Pharmaceutical Ltd., where he was responsible for a region comprising Japan and Oceania. He joined Novo Nordisk A/S in 1991 and has held positions of increasing responsibility within the finance, accounting and administration departments. He currently serves, or has during the past five years served, as a director of NNIT A/S and as chairman of the board of Harno Invest A/S. Mr. Jørgensen received a B.Sc. and M.Sc. in Business Administration from the Århus Business School, Denmark. We believe Mr. Jørgensen’s qualifications to sit on our Board of Directors include his financial expertise and his many years of operational and management experience in a global pharmaceutical company.

A. Bruce Montgomery, M.D., age 56, has served as a director since March 2010. Dr. Montgomery has served as Senior Vice President, Respiratory Therapeutics of Gilead Sciences, Inc., a biotechnology company, since August 2006. Dr. Montgomery was the founder of Corus Pharma, Inc., a biotechnology company, and served as its Chief Executive Officer from 2001 until its acquisition by Gilead Sciences, Inc. in 2006. From 1995 to 2000, Dr. Montgomery held positions of increasing responsibility within the research and development group of PathoGenesis Corporation, a biotechnology company. From 1989 to 1993, Dr. Montgomery held positions of increasing responsibility within the research and development group of Genentech, Inc., a biotechnology company. From November 1988 to September 1989, Dr. Montgomery was an Assistant Professor of Medicine at SUNY Stonybrook. From June 1986 to November 1988, Dr. Montgomery was Assistant Clinical Professor, University of California, San Francisco. Dr. Montgomery has during the past five years served as a director of Corus Pharma. Dr. Montgomery received a B.S. in Chemistry and an M.D. from the University of Washington. We believe Dr. Montgomery’s qualifications to sit on our Board of Directors include his many years of research and development and executive management experience in the biotechnology industry, including overseeing the successful development of several approved products.

Continuing director with a term ending in 2011

Jonathan S. Leff, age 41, has served as a director since November 2000. Since January 2000, Mr. Leff has served as a General Partner of Warburg Pincus & Co., an investment company, and as a Member and Managing Director of Warburg Pincus, LLC, a private equity investment firm. From January 1999 to December 1999, Mr. Leff served as a Vice President of Warburg Pincus LLC and served as an Associate from July 1996 to December 1998. Mr. Leff currently serves, or has during the past five years served, as a director of Allos Therapeutics, Inc., Altus Pharmaceuticals Inc., Inspire Pharmaceuticals, Inc., InterMune, Inc., Neurogen Corporation, Sunesis Pharmaceuticals, Inc., Transkaryotic Therapies Incorporated and several privately held companies. Mr. Leff received a B.A. in Government from Harvard College and an M.B.A. from Stanford University. We believe Mr. Leff’s qualifications to sit on our Board of Directors include his financial expertise, his knowledge of the biotechnology industry and his extensive corporate governance experience, including providing counsel to numerous public and private biotechnology companies.

Continuing directors with terms ending in 2012

David I. Hirsh, Ph.D., age 71, has served as a director since November 2000. Dr. Hirsh has served as the Executive Vice President for Research at Columbia University since September 2003. From 1990 to September

2003, he was the Robert Wood Johnson, Jr. Professor and Chairman of the Department of Biochemistry and Molecular Biophysics at the College of Physicians and Surgeons of Columbia University. From 1984 to 1990, he served as Executive Vice President of Research at Synergen, Inc., a biotechnology company. From 1971 to 1985, he was a Professor at the University of Colorado. Dr. Hirsh received a B.A. in Biology from Reed College and a Ph.D. in Biochemistry from Rockefeller University. We believe Dr. Hirsh’s qualifications to sit on our Board of Directors include his extensive scientific knowledge relevant to our business, together with his research and development executive management experience, both in private industry and academia.

David H. MacCallum, age 72, has served as a director since April 2005. Since 2002, Mr. MacCallum has served as the Managing Partner of Outer Islands Capital, an investment fund specializing in health care investments. From June 1999 to November 2001, he served as Global Head of Health Care Investment Banking for Salomon Smith Barney, an investment banking firm and division of Citigroup Inc. From April 1998 to June 1999, he served as Executive Vice President and Head of the Health Care Group at ING Barings Furman Selz LLC, an investment banking firm and subsidiary of ING Group, a Dutch financial institution. Before joining ING Barings Furman Selz, Mr. MacCallum formed the Life Sciences Group at UBS Securities LLC, an investment banking firm, where he was Managing Director and Global Head of Life Sciences from May 1994 to April 1998. Before joining UBS Securities LLC, he founded the health care practice at Hambrecht & Quist, an investment banking firm, where he was Head of Health Care and Co-Head of Investment Banking. Mr. MacCallum currently serves, or has during the past five years served, as a director of MannKind Corporation, Vital Signs, Inc. and several privately held companies. Mr. MacCallum received an A.B. from Brown University and an M.B.A. from New York University. He is a Chartered Financial Analyst. We believe Mr. MacCallum’s qualifications to sit on our Board of Directors include his financial expertise, his knowledge of the biotechnology industry and his many years of experience providing strategic advisory services to companies within the health care industry.

Kurt Anker Nielsen, age 64, has served as a director since June 1997. From December 2000 until his retirement in September 2003, Mr. Nielsen served as Co-Chief Executive Officer of Novo A/S, an investment company. From 1996 to December 2000, he served as Deputy Chief Executive Officer of Novo Nordisk A/S, a health care company. Mr. Nielsen held numerous positions at Novo Nordisk A/S since joining the company in 1974. From 1989 to December 2000, he served as its Chief Financial Officer; from 1985 to 1989, as Executive Vice President of Corporate Finance; from 1984 to 1985, as Vice President of Corporate Planning and Communications; and from 1977 to 1984, as Head of the Corporate Planning Department. From 1973 to 1974, Mr. Nielsen served as a management consultant at Booz, Allen and Hamilton of Scandinavia, a management consulting firm. From 1972 to 1973, he served as a business economist at Carlsberg A/S, a Danish brewing company. Mr. Nielsen currently serves, or has during the past five years served, as a director of Coloplast A/S, Dako A/S (now Harno Invest A/S), LifeCycle Pharma A/S, Novo Nordisk A/S, Novozymes A/S, StatoilHydro ASA (now Statoil ASA), Vestas Wind Systems A/S and Reliance A/S. Mr. Nielsen received a B.A. in Economics and an M.A. in Commerce from the Copenhagen Business School. We believe Mr. Nielsen’s qualifications to sit on our Board of Directors include his extensive experience with global companies, his financial expertise and his many years of operational and executive management experience in a global pharmaceutical company.

Douglas E. Williams, Ph.D., age 52, has served as a director and Chief Executive Officer since January 2009. From July 2007 to January 2009, Dr. Williams served as our President and Chief Scientific Officer and, from November 2004 to July 2007, as our Executive Vice President, Research and Development and Chief Scientific Officer. From September 2003 to August 2004, Dr. Williams served as Chief Scientific Officer and Executive Vice President, Research and Development of Seattle Genetics, Inc., a biotechnology company. From November 2002 to August 2003, he was Head of Health and Strategic Development of Genesis Research & Development Corporation, LTD, a biotechnology company. From July 2002 to October 2002, Dr. Williams served as Senior Vice President and Washington Site Leader of Amgen, Inc., a biotechnology company. From October 1999 to July 2002, he served as Executive Vice President and Chief Technology Officer of Immunex Corporation, a biotechnology company that was acquired by Amgen in 2002, as Immunex’s Senior Vice President of Discovery Research from October 1994 to October 1999 and as a director from April 1999 to July 2002. Dr. Williams currently serves, or has during the past five years served, as a director of Anadys

Pharmaceuticals, Inc., Array BioPharma Inc., Oncothyreon Inc. and Seattle Genetics. Dr. Williams received a B.S. (magna cum laude) in Biological Sciences from the University of Massachusetts, Lowell and a Ph.D. in Physiology from the State University of New York at Buffalo, Roswell Park Cancer Institute Division. We believe Dr. Williams’ qualifications to sit on our Board of Directors include his many years of executive and research and development management experience in the biotechnology industry, together with his detailed knowledge of our business.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS OF ZYMOGENETICS

The audit committee of the Board of Directors selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to act as our independent auditors for fiscal year 2010. PricewaterhouseCoopers LLP have been our auditors since 1988. Under current rules of the Securities and Exchange Commission (the “Commission”), as well as the charter of the audit committee, the audit committee is required to be directly responsible for the appointment, compensation, and oversight of our independent auditors. Therefore, the selection of our independent auditors is within the sole discretion of the audit committee. The Board, however, considers the appointment of the independent auditors to be an important matter of shareholder concern and is submitting the appointment of PricewaterhouseCoopers LLP for ratification by the shareholders as a matter of good corporate practice.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement, if the representative so desires, and is expected to be available to respond to appropriate questions from shareholders. In the event that the ratification of the appointment of PricewaterhouseCoopers LLP is not approved by a majority of the votes cast, the selection of other auditors will be considered by the audit committee.

The Board of Directors recommends a vote “FOR” approval of PricewaterhouseCoopers LLP, independent registered public accountants, to act as ZymoGenetics’ independent auditors for fiscal year 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 31, 2010 certain information regarding the beneficial ownership of our common stock by:

•	each person known by ZymoGenetics to beneficially own 5% or more of our common stock;

•	each director and director nominee of ZymoGenetics;

•	each executive officer for whom compensation information is given in the Summary Compensation Table in this Proxy Statement; and

•	all directors and executive officers of ZymoGenetics as a group.

Beneficial Owner	Outstanding Shares Beneficially Owned (1)	Percent of Class (2)
Novo Nordisk A/S (3) Novo Alle DK-2880 Bagsvaerd Denmark	23,009,861	26.9%
Warburg, Pincus Equity Partners, L.P. (4) 450 Lexington Avenue New York, NY 10017	9,387,559	11.0
BB Biotech AG (5) Vodergasse 3 Switzerland Schaffhausen V8 CH-8300	6,000,000	7.0
Deerfield Capital, L.P. (6) 780 Third Avenue, 37th Floor New York, NY 10017	4,910,836	5.6
Bruce L.A. Carter, Ph.D. (7)	1,709,063	2.0
James A. Harper (8)	63,000	*
David I. Hirsh, Ph.D. (9)	95,555	*
Lars Fruergaard Jørgensen (10)	23,009,861	26.9
Jonathan S. Leff (11)	9,454,214	11.0
David H. MacCallum (12)	61,500	*
A. Bruce Montgomery, M.D.	—	*
Kurt Anker Nielsen (13)	69,655	*
Edward E. Penhoet, Ph.D. (14)	210,655	*
Douglas E. Williams, Ph.D. (15)	213,037	*
Heather L. Franklin (16)	107,828	*
James A. Johnson (17)	318,022	*
Nicole Onetto, M.D. (18)	231,826	*
Eleanor L. Ramos, M.D. (19)	11,847	*
Stephen Zaruby (20)	106,250	*
Directors and executive officers as a group (16 persons) (21)	35,505,122	40.1

*	Less than 1% of the outstanding shares of common stock.

(1)	Beneficial ownership is determined in accordance with rules of the Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to stock options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the stock options or warrants but are not deemed outstanding for computing the percentage ownership of any other person.

(2)	Based on a total of 85,669,704 shares of common stock outstanding as of March 31, 2010.

(3)	The information provided in this footnote is based on information contained in a Schedule 13G filed with the Commission on January 8, 2010 by Novo Nordisk A/S (“Novo”). Pursuant to the filing, Novo Nordisk A/S reports that it has sole voting and dispositive power with respect to 22,143,320 shares and that Novo A/S, its parent holding company, holds 866,541 shares of common stock.

(4)	The information provided in this footnote is based on information contained in a Schedule 13D filed with the Commission on March 11, 2008 by a “group” (as such term is defined within the meaning of Rule 13d-1 of the Exchange Act) consisting of: Warburg, Pincus Equity Partners, L.P. (“WPEP”), Warburg Pincus & Co. (“WP”), Warburg Pincus LLC (“WP LLC”), Warburg Pincus Partners, LLC (“WPP LLC”), Charles R. Kaye (“Kaye”), and Joseph P. Landy (“Landy” and collectively with the other members of this “group”, the “Warburg Entities”). WPEP, WP, WP LLC, WPP LLC, Kaye, and Landy have shared voting and dispositive power with respect to the referenced shares. Each of WP, WP LLC, WPP LLC, Kaye, and Landy disclaims beneficial ownership of the referenced shares.

(5)	The information provided in this footnote is based on information contained in a Schedule 13G, as amended, filed with the Commission on February 11, 2010 by BB Biotech AG (“BBB”) and Biotech Target N.V. (“BT”). BBB and BT have shared voting and dispositive power with respect to the referenced shares.

(6)	The information provided in this footnote is based on information contained in a Schedule 13G, as amended, filed with the Commission on February 12, 2010 by James E. Flynn (“Flynn”), Deerfield Capital, L.P. (“DC”), Deerfield Partners, L.P. (“DP”), Deerfield Management Company, L.P. (“DMC”), Deerfield International Limited (“DIL”), Deerfield Private Design Fund, L.P. (“DPDF”), and Deerfield Private Design International, L.P. (“DPDI”). Pursuant to the filing, Flynn reports that he had shared power to vote or direct the vote of and shared power to dispose of or direct the disposition of 4,910,836 shares (including warrants held by DPDF and DPDI to purchase up to an aggregate of 1,500,000 shares of common stock). Pursuant to the filing, DC reports that it had shared power to vote or direct the vote of and shared power to dispose of or direct the disposition of 2,918,917 shares (including warrants held by DPDF and DPDI to purchase up to an aggregate of 1,500,000 shares of common stock). Pursuant to the filing, DP reports that it had shared power to vote or direct the vote of and shared power to dispose of or direct the disposition of 1,418,917 shares. Pursuant to the filing, DMC reports that it had shared power to vote or direct the vote of and shared power to dispose of or direct the disposition of 1,991,919 shares. Pursuant to the filing, DIL reports that it had shared power to vote or direct the vote of and shared power to dispose of or direct the disposition of 1,991,919 shares. Pursuant to the filing, DPDF reports that it had shared power to vote or direct the vote of and shared power to dispose of or direct the disposition of 574,500 shares (consisting of warrants held by DPDF to purchase up to an aggregate of 574,500 shares of common stock). Pursuant to the filing, DPDI reports that it had shared power to vote or direct the vote of and shared power to dispose of or direct the disposition of 925,500 shares (consisting of warrants held by DPDI to purchase up to an aggregate of 925,500 shares of common stock). The provisions of the DPDF and DPDI warrants beneficially owned by the reporting persons as referenced above restrict the exercise of such warrants to the extent that, upon such exercise, the number of shares then beneficially owned by the holder and its affiliates and any other person or entities with which such holder would constitute a Section 13(d) “group” under the Exchange Act would exceed 9.98% of the total number of shares of ZymoGenetics then outstanding (the “Ownership Cap”). Accordingly, notwithstanding the number of shares reported above, each of the applicable reporting persons referenced in this note 5 disclaims beneficial ownership of the shares underlying such warrants to the extent beneficial ownership of such shares would cause all reporting persons of such a group, in the aggregate, to exceed the Ownership Cap.

(7)	The amount shown includes 1,550,914 shares subject to stock options exercisable within 60 days of March 31, 2010.

(8)	The amount shown includes 59,000 shares subject to stock options exercisable within 60 days of March 31, 2010.

(9)	David I. Hirsh, Ph.D. is a director designee of the Warburg Entities. The amount shown includes 66,655 shares subject to stock options exercisable within 60 days of March 31, 2010.

(10)	Lars Fruergaard Jørgensen, a nominee for election at the Annual Meeting and a director designee of Novo Nordisk A/S, is the Senior Vice President, Information Technology and Corporate Development of Novo Nordisk A/S and may be deemed to have shared voting and investment power with respect to the shares held by Novo Nordisk A/S. Mr. Jørgensen disclaims beneficial ownership of the shares held by Novo Nordisk A/S.

(11)	Jonathan S. Leff is a director designee of the Warburg Entities, a general partner of WP and a managing director and member of WP LLC. Mr. Leff may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares held by the Warburg Entities. 9,387,559 of the referenced shares are included because of Mr. Leff’s affiliation with the Warburg Entities. Mr. Leff disclaims beneficial ownership of all shares owned by the Warburg Entities except to the extent of his proportionate ownership of the Warburg Entities, if any. The amount shown also includes 66,655 shares subject to stock options exercisable within 60 days of March 31, 2010.

(12)	The amount shown includes 51,500 shares subject to stock options exercisable within 60 days of March 31, 2010.

(13)	Kurt Anker Nielsen is a director designee of Novo Nordisk A/S. The amount shown includes 66,655 shares subject to stock options exercisable within 60 days of March 31, 2010.

(14)	The amount shown represents 210,655 shares subject to stock options exercisable within 60 days of March 31, 2010.

(15)	The amount shown includes 208,437 shares subject to stock options exercisable within 60 days of March 31, 2010.

(16)	The amount shown includes 102,728 shares subject to stock options exercisable within 60 days of March 31, 2010.

(17)	The amount shown includes 292,003 shares subject to stock options exercisable within 60 days of March 31, 2010.

(18)	The amount shown represents 231,826 shares subject to stock options exercisable within 60 days of March 31, 2010.

(19)	The amount shown includes 8,248 shares subject to stock options exercisable within 60 days of March 31, 2010.

(20)	The amount shown represents 106,250 shares subject to stock options exercisable within 60 days of March 31, 2010.

(21)	The amount shown includes 2,860,636 shares subject to stock options exercisable within 60 days of March 31, 2010.

EXECUTIVE OFFICERS

The following persons were the executive officers of ZymoGenetics as of March 31, 2010 and are expected to be re-elected at the meeting of the Board of Directors to be held on June 17, 2010.

Name	Age	Positions and Offices with ZymoGenetics	Officer Since
Douglas E. Williams, Ph.D.	52	Chief Executive Officer	2004
Stephen W. Zaruby	47	President	2009
James A. Johnson	53	Executive Vice President, Chief Financial Officer, Treasurer and Secretary	2001
Heather L. Franklin	44	Senior Vice President, Business Development	2008
Darren R. Hamby	44	Senior Vice President, Human Resources and Corporate Services	2007
Dennis M. Miller, Ph.D.	47	Senior Vice President, Research and Preclinical Development	2009
Eleanor L. Ramos, M.D.	54	Senior Vice President and Chief Medical Officer	2009

For a biographical summary of Dr. Williams, see “Proposal 1: Election of Directors.”

Stephen W. Zaruby began serving as our President in January 2009. From September 2004 to March 2008, Mr. Zaruby served as Vice President, Global Head, Hospital/Surgical Business Unit of Bayer HealthCare Pharmaceuticals, a subsidiary of Bayer AG, a German health care, nutrition and high-technology materials company. From September 1998 to August 2004, Mr. Zaruby served as Director, Global Strategic Marketing of Bayer AG. From 1989 to 1998, Mr. Zaruby held various positions in sales, marketing and product development within the Bayer group of companies. Mr. Zaruby holds a B.Sc. from the University of Calgary.

James A. Johnson began serving as our Executive Vice President, Chief Financial Officer, Treasurer and Secretary in September 2009. Mr. Johnson served as our Executive Vice President, Chief Financial Officer and Treasurer from July 2007 to September 2009 and as our Senior Vice President, Chief Financial Officer and Treasurer from February 2001 to July 2007. Mr. Johnson served as Chief Financial Officer, Treasurer and Secretary of Targeted Genetics Corporation, a biotechnology company, from 1994 to February 2001, as its Senior Vice President, Finance and Administration from January 1999 to February 2001, and as its Vice President, Finance from 1994 to January 1999. From 1990 to 1994, Mr. Johnson served as Vice President, Finance and, from 1988 to 1990, as Director of Finance, at Immunex Corporation, a biopharmaceutical company. Mr. Johnson received a B.A. in Business Administration from the University of Washington.

Heather L. Franklin began serving as our Senior Vice President, Business Development in June 2008. Ms. Franklin served as our Vice President, Business Development from January 2005 to June 2008, as Senior Director, Strategic Alliance Management from July 2003 to January 2005, as Director, Strategic Alliance Management from January 2002 to July 2003 and as Director, Research Project Management from January 2001 to January 2002. From 1999 to 2001, Ms. Franklin held positions of increasing responsibility in clinical and research project management at Amgen Inc., a biotechnology company. From 1994 to 1999, Ms. Franklin held positions of increasing responsibility in clinical and research project management at Targeted Genetics Corporation, a biotechnology company. Ms. Franklin received a B.S. from the University of North Carolina, Chapel Hill, an M.S. from the University of Washington and an M.B.A. from the Wharton School of the University of Pennsylvania.

Darren R. Hamby began serving as our Senior Vice President, Human Resources and Corporate Services in May 2009. Mr. Hamby served as our Senior Vice President, Human Resources from July 2007 to April 2009, as Vice President, Human Resources from August 2004 to June 2007, as Senior Director, Human Resources from September 2002 to July 2004, and as Director, Human Resources from July 2000 to August 2002. Mr. Hamby joined ZymoGenetics in September 1997 to manage compensation and employee benefit programs. From 1987 to 1997, Mr. Hamby held human resources positions of increasing responsibility with the Federal Home Loan Bank of Seattle. Mr. Hamby received a Bachelor of Business Administration degree, with an emphasis in human resources management, and an M.B.A. from Pacific Lutheran University.

Dennis M. Miller, Ph.D. began serving as our Senior Vice President, Research and Preclinical Development in September 2009. Dr. Miller served as our Vice President, Preclinical Development from June 2007 to September 2009 and held other positions within our Research and Development organization from April 2005 to May 2007. Prior to joining ZymoGenetics, Dr. Miller was at Seattle Genetics, a biotechnology company. He also worked at Amgen Inc., a biotechnology company, Nycomed R&D, a pharmaceutical company, and Sterling Winthrop, a pharmaceutical company, in a variety of preclinical and clinical development roles. Dr. Miller received a B.S. in Biochemistry from the University of Rochester, a Ph.D. in Biochemistry from Utah State University and completed a post-doctoral fellowship at the University of Washington in the Department of Environmental Health.

Eleanor L. Ramos, M.D. began serving as our Senior Vice President and Chief Medical Officer in June 2009. Dr. Ramos served as our Vice President, Clinical Development from October 2008 to June 2009 and as Vice President, Clinical Research, Immunology and Inflammation from January 2007 to September 2008. Prior to joining ZymoGenetics, Dr. Ramos served as Vice President, Global Clinical Research of Bristol-Myers Squibb, a biopharmaceutical company, from October 2004 to December 2006, and also held senior positions at Immune Tolerance Network, a clinical research consortium, and Roche Global Development, a division of Hoffmann-La Roche Inc. that manages human clinical trials. Dr. Ramos has also held a number of academic appointments at Harvard Medical School, University of Florida, Yale University and University of California, San Francisco. From 1988 to 1994, Dr. Ramos, as a board-certified internist with a sub-specialty in nephrology, served as Director of the Renal Transplant Services at the Brigham and Women’s Hospital, Boston and University of Florida, Gainesville. Dr. Ramos received a B.S. (summa cum laude) in Chemistry from Tufts University and an M.D. with Alpha Omega Alpha distinction from Tufts Medical School. She completed her residency in Internal Medicine at Tufts-New England Medical Center, Boston and her fellowship in Nephrology/Transplant Immunology at the Brigham and Women’s Hospital, Harvard Medical School, Boston.

EXECUTIVE COMPENSATION

The following is a discussion and analysis of our executive compensation program and describes the compensation earned in 2009 by each of the named executive officers identified in the Summary Compensation Table below.

Compensation Discussion and Analysis

Objectives and Components

The objectives of our executive compensation program are to:

•	attract qualified, experienced executive personnel capable of achieving ZymoGenetics’ business objectives;

•	retain and motivate executives to achieve superior performance;

•	link individual compensation to individual and company performance; and

•	align executives’ financial interests with those of our shareholders.

The components of our executive compensation program are:

•	base salaries;

•	annual incentives in the form of cash bonuses; and

•	long-term incentives in the form of stock option grants.

Total Compensation

Our executive compensation program has been designed to encourage and reward performance that we believe will increase our intrinsic value over the long term. Until the launch of RECOTHROM® recombinant thrombin in early 2008, we had no product sales and our commercial operations were limited. Accordingly, advancement of our product development programs toward approval by the United States Food and Drug Administration (“FDA”) and commercialization had represented the best way to build value for shareholders. With sales of RECOTHROM becoming important to our performance in 2008 and 2009, we have increased the emphasis on commercial accomplishments, such as achieving our sales budget.

We have included three components in our compensation structure, namely base salaries, cash bonuses and stock option grants, to compete with other companies in our industry. We would be unusual were we not to offer all three of these components, Not only are these components important for recruiting executives, they are also important for retaining them.

We have never viewed the total value of the three components as the appropriate amount for benchmarking with other companies. For companies like ours, without an established, profitable commercial business, stock options are highly speculative. Unless we are able to gain approval for additional products and ultimately generate significant sales and potential profits, these stock options are unlikely to have substantial value over the long term. We believe that stock options must be viewed and benchmarked independently from the two cash compensation components. Accordingly, we make no decisions regarding allocation of total compensation between cash and non-cash components; we benchmark each separately and set each at levels we believe will be competitive to our peer group of companies.

Determining Executive Compensation

The compensation committee of the Board of Directors is responsible for implementing our executive pay philosophy, evaluating compensation against the market and our pay philosophy, and approving the material terms of executive compensation arrangements. The compensation committee evaluates the performance of our Chief Executive Officer and determines his compensation based on this evaluation. Douglas E. Williams, Ph.D. has been our Chief Executive Officer since the retirement of Bruce L. A. Carter, Ph.D. in January 2009.

With respect to the other named executive officers, the compensation committee considers our Chief Executive Officer’s input as to performance evaluations and recommended compensation arrangements. The Chief Executive Officer’s recommendations on executive officer compensation are subject to final approval of the compensation committee.

Management and the compensation committee rely on outside advisors to ascertain competitive pay levels, evaluate pay program design, and assess emerging trends in executive and equity compensation. Generally, the compensation committee retains an independent consultant to perform such an assessment every two years. During 2007, the compensation committee engaged Radford Surveys + Consulting (“Radford”), as described below under the heading “Benchmarking.”

Benchmarking

In setting 2009 executive compensation levels, we relied on compensation statistics from various sources, including the 2007 edition of the Radford Global Life Sciences Survey.

In 2007, the compensation committee retained Radford to review our executive compensation program. In completing their 2007 review, Radford reviewed executive compensation data gathered from the most recent proxy statements of 22 U.S.-based biotechnology companies having the following characteristics:

•	Either in late-stage clinical trials or the earlier stages of product launch (i.e., product revenues of less than $200 million);

•	Market capitalization between $500 million and $2 billion; and

•	Between 200 and 800 employees.

The 22 companies in the peer group were:

Alexion Pharmaceuticals Inc.	Exelixis Inc.	Progenics Pharmaceuticals Inc.

Arena Pharmaceuticals Inc.	GTx, Inc.	Regeneron Pharmaceuticals Inc.

Array Biopharma Inc.	Human Genome Sciences Inc.	Savient Pharmaceuticals Inc.

Auxilium Pharmaceuticals Inc.	InterMune Inc.	Theravance Inc.

BioMarin Pharmaceutical Inc.	MannKind Corporation	United Therapeutics Corporation

Cubist Pharmaceuticals, Inc.	Medarex Inc.	ViroPharma Incorporated

CV Therapeutics, Inc.	Myriad Genetics Inc.	Xenoport, Inc.

Onyx Pharmaceuticals Inc.

The compensation committee used the Radford’s findings as a component in establishing executive compensation levels in 2009. At the conclusion of their 2007 review, Radford made three principal recommendations in connection with executive compensation, namely, the target level for annual incentive awards, the target level for long-term incentive awards and the introduction of restricted stock grants as a part of our executive compensation program. The compensation committee adopted the first two recommendations of Radford but not the third.

Base Salaries

We seek to establish base salaries that are competitive with salaries paid by other biotechnology companies of comparable size with similar business objectives. We believe that we compete with these companies for qualified executives.

We base a named executive officer’s salary on:

•	an evaluation of salaries of individuals in similar positions in the biotechnology industry; and

•	an evaluation of the executive’s experience, scope of responsibilities and performance in achieving specific objectives.

We conduct these evaluations sequentially. First, we establish a salary range for each named executive officer having a midpoint approximating the median base salary level for comparable positions within the biotechnology industry and a range from 37.5% below to 37.5% above the midpoint. The midpoint is determined annually using the benchmarking described above under the heading “Benchmarking.” Secondly, we fix each named executive officer’s actual base salary within the range based on his or her experience, scope of responsibilities and performance in achieving specific objectives. Each of these evaluations is performed annually for each named executive officer.

For 2009 salaries, annual base salary reviews for all our named executive officers other than our Chief Executive Officer, Dr. Williams, were conducted in conjunction with our company-wide performance management process. In light of the economic conditions prevailing at the time, the base salaries for executive officers were not increased for 2009 except for Dr. Williams in connection with his promotion to Chief Executive Officer in January 2009.

The base salary for each named executive officer identified in the Summary Compensation Table is subject to a minimum amount pursuant to an employment agreement. These minimum amounts are: for Dr. Williams, $550,000; for Mr. Zaruby $400,000; for Mr. Johnson, $369,200; for Ms. Franklin, $275,000; and for Dr. Ramos, $350,000.

Annual Incentives

We seek to structure annual incentives to encourage named executive officers to focus on achieving important near-term business objectives, which are comprised of both corporate and individual goals. As part of the process of establishing our operating plan for the coming year, executive management identifies the goals most important to building our value and advancing our long-term business objectives. These corporate goals are then submitted to the Board of Directors for approval with regard to corporate strategy, and separately to the compensation committee for approval as the basis for incentive compensation.

Named executive officers are eligible for annual incentive awards, paid in the form of a cash bonus, based on the accomplishment of corporate goals and other important contributions to our performance for the year. For 2009, our corporate goals covered the following specific accomplishments and were given the following weights:

•	RECOTHROM (35% weight) – execute plan to achieve sales budget; support Bayer in pursuing ex-U.S. regulatory approvals; and establish long-term surgical portfolio strategy.

•

Business development, alliance management and financial (30% weight) – establish effective structures to facilitate all necessary technology transfer, development and commercial plans and governance requirements for the PEG-interferon lambda collaboration; conduct IL-21 protein partnering process to reach term sheet stage; complete one or more partnership transactions related to preclinical programs; and end the year with more than two years of funding.

•

PEG-interferon lambda (25% weight) – complete Phase 1b study in Hepatitis C virus patients and supporting toxicology work for Phase 2 initiation; and initiate the first Phase 2 study to support registration program.

•	IL-21 (5% weight) – complete Phase 2 renal cell carcinoma study in combination with Nexavar® and complete enrollment of Phase 2 metastatic melanoma single-agent study.

•

Research (5% weight) – conduct toxicology studies for IL-21 mAb and manufacture IL-21 mAb clinical trial material to support Investigational New Drug application submission; and advance three designated molecules to lead development go/no go decision stage.

With regard to Dr. Williams, our Chief Executive Officer in 2009, 100% of his annual incentive award is based on actual company achievement of these corporate performance goals. With regard to each other named executive officer, 60% of his or her annual incentive award is based on actual company achievement of the corporate performance goals and the remaining 40% is based on actual individual achievement of a series of individualized performance goals related to his or her area of responsibility. A named executive officer’s individual goals are supportive of the corporate goals and are developed in an iterative process of discussion between the named executive officer and our Chief Executive Officer. This 60/40 (corporate/individual) formula reflects the compensation committee’s view that for annual incentive awards both the company and the named executive officer must be performing well. Each named executive officer has a minimum of five and a maximum of eight goals for his or her respective area of responsibility. Within each named executive officer’s goals there is generally a range of difficulty such that there is a reasonable expectation that certain goals will be achieved while other goals will depend on superior or exceptional performance. Our Chief Executive Officer reports to the compensation committee regarding the performance of each named executive officer toward achievement of his or her individual goals. At the same time, the compensation committee assesses the achievement of corporate goals. Based on these evaluations, the compensation committee determines and approves the incentive amounts to be paid to each named executive officer.

The compensation committee established the following payout ranges for 2009 annual incentive awards based on base salaries in effect as of the end of that year, as adjusted on February 1, 2009:

	Percentage of Base Salary
Name	Target	Maximum
Chief Executive Officer (Dr. Williams)	50%	75%
President (Mr. Zaruby)	50%	75%
Executive Vice President (Mr. Johnson)	40%	55%
Senior Vice President (Ms. Franklin, Dr. Onetto and Dr. Ramos)	35%	50%

In determining the foregoing payout ranges, the compensation committee reviewed data from 22 similarly sized U.S. biotechnology companies (as reported in their proxy statements) and performed the other benchmarking described above under the heading “Benchmarking.” The survey data provided by Radford showed average annual incentive awards as a percentage of base salary as follows: Chief Executive Officer, 61%; President, 36%; Chief Scientific Officer, 49%; Chief Financial Officer, 36%; Chief Medical Officer, 40%; and Top Sales Executive, 47%.

Based on the compensation committee’s assessment of our company performance compared to corporate goals and, other than for our Chief Executive Officer, each named executive officer’s performance compared to individual goals, a percentage of overall target level is determined using the 60/40 formula described above. One hundred percent of the target level for corporate goals is awarded in cases where we met all of our goals and 100% of the target level for individual goals is awarded in cases where the executive has met all of his or her individual goals. Target levels may be exceeded to reward exceptional performance beyond expectations at the corporate or individual level. If goals are not achieved at the corporate or individual level, a percentage below 100% of target is awarded at the relevant level. A named executive officer might not receive any annual incentive award because there is no guaranteed minimum annual incentive award. Notwithstanding the forgoing, the compensation committee retains a general discretion to make an award of more or less than that determined by the 60/40 formula described above to take account of unforeseen or special circumstances.

We met or partially met all of our corporate goals in 2009. In addition, we made several major accomplishments that were not anticipated at the start of 2009, including successfully concluding a restructuring that eliminated $40 million from our expense base, redefining our strategic focus, renegotiating our relationship with Bayer Schering Pharma A.G., entering into an IL-21 mAb-related transaction with Novo Nordisk A/S and successfully positioning ourselves for an equity offering in the first week of 2010. Taking into consideration these unanticipated accomplishments and the prevailing economic conditions, the compensation committee concluded that our 2009 corporate performance was significantly above expectations and that the level of achievement of our corporate goals was 115%. All of the named executive officers identified below achieved his or her fundamental individual goals, together with certain of their individual goals that were considered more difficult to achieve. In addition, certain named executive officers made significant contributions to the achievement of the unanticipated accomplishments described above.

For 2009, annual incentive awards were paid to the named executive officers in early 2010 based on the percentages of target amount set forth in the table below.

Name	Percentage of Corporate Goals Achieved	Percentage of Individual Goals Achieved	Overall Percentage of Target Amount (1)
Douglas E. Williams, Ph.D.	115%	Not Applicable	115%
Bruce L.A. Carter, Ph.D. (2)	Not Applicable	Not Applicable	Not Applicable
James A. Johnson	115%	115%	115%
Stephen W. Zaruby.	115%	105%	111%
Heather L. Franklin	115%	125%	119%
Nicole Onetto, M.D. (3)	Not Applicable	Not Applicable	Not Applicable
Eleanor L. Ramos, M.D.	115%	105%	111%

(1)	In determining the overall percentage of target amount, corporate goals bear a weight of, in the case of Dr. Williams, 100% and, in the case of the other named executive officers, 60%, and individual goals bear a weight of, in the case of Dr. Williams, 0% and, in the case of the other named executive officers, 40%.

(2)	Due to his retirement in January 2009, Dr. Carter was not awarded an annual incentive.

(3)	Due to her resignation in June 2009, Dr. Onetto was not awarded an annual incentive.

The actual amount of annual incentive awards payable to each named executive officer for 2009 are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Long-Term Incentives

Long-term incentive awards, which consist of stock option grants, are a fundamental element in our executive compensation program. We believe that stock options are an effective way to emphasize long-term company performance, and reward named executive officers for the creation of value on the same basis as our shareholders.

A named executive officer typically receives a sizeable stock option grant when he or she joins us or receives a significant promotion. In determining the size of an initial option grant, level of responsibility and competitive factors are considered using the benchmarking described above under the heading “Benchmarking.”

Named executive officers also are eligible for annual stock option grants based on the achievement of the same individual and corporate goals that form the basis for the annual cash incentives. As with annual incentives, the long-term incentive award to our Chief Executive Officer is based entirely on actual company achievement of corporate performance goals. For the other named executive officers, 20% of the long-term incentive award is determined based on actual company achievement of corporate performance goals and the remaining 80% is based on actual achievement of individual performance goals related to his or her area of responsibility. This

20/80 (corporate/individual) formula reflects the compensation committee’s view that individual performance is more significant in determining the size of a long-term incentive award because company performance, reflected through stock performance, is already factored into such an award by its nature. The compensation committee established the following ranges for annual stock option grants for 2009, which are set forth in the Grants of Plan-Based Awards table below:

	Number of Shares Granted
Name	Target	Maximum
Chief Executive Officer (Dr. Williams and Dr. Carter)	150,000	225,000
President (Mr. Zaruby)	100,000	150,000
Executive Vice President (Mr. Johnson)	60,000	80,000
Senior Vice President (Ms. Franklin, Dr. Onetto and Dr. Ramos)	45,000	60,000

In determining the foregoing ranges, the compensation committee reviewed data from 22 similarly sized U.S. biotechnology companies (as reported in proxy statements) as described above under the heading “Benchmarking” and considered the foregoing ranges to be competitive.

A percentage of target level is determined for each named executive officer based on the compensation committee’s assessment of our overall performance and, other than for our Chief Executive Officer, each named executive officer’s individual performance compared to individual goals. One hundred percent of the target level for corporate goals is awarded in cases where we met all goals and 100% of the target level for individual goals is awarded in cases where the executive met all his or her individual goals. Target levels may be exceeded to reward exceptional performance beyond expectations at the corporate or individual level. If goals are not achieved at the corporate or individual level, a percentage below 100% of target is awarded at the relevant level. A named executive officer might not receive any long-term incentive award because there is no guaranteed minimum incentive award. Notwithstanding the forgoing, the compensation committee retains general discretion to make an award of more or less than that determined by the 20/80 formula described above to take account of unforeseen or special circumstances.

As described above with respect to annual incentive awards, the compensation committee concluded that, taking into consideration several major accomplishments that were unanticipated at the start of 2009, our 2009 performance was significantly above expectations, and that the level of achievement of our corporate goals was 115%. Stock option grants to the named executive officers for 2009 were awarded in January 2010 based on the percentages set forth in the table below.

Name	Percentage of Corporate Goals Achieved	Percentage of Individual Goals Achieved	Overall Percentage of Target Amount (1)	Number of Shares Subject to Long-term Incentive Award
Douglas E. Williams, Ph.D. (2)	115%	Not Applicable	115%	250,000
Bruce L.A. Carter, Ph.D. (3)	Not Applicable	Not Applicable	Not Applicable	—
James A. Johnson	115%	115%	115%	69,000
Stephen W. Zaruby.	115%	105%	107%	107,000
Heather L. Franklin	115%	125%	123%	55,350
Nicole Onetto, M.D. (4)	Not Applicable	Not Applicable	Not Applicable	—
Eleanor L. Ramos, M.D.	115%	105%	107%	48,150

(1)	In determining the overall percentage of target amount, corporate goals bear a weight of, in the case of Dr. Williams, 100% and, in the case of all other named executive officers, 20%, and individual goals bear a weight of, in the case of Dr. Williams, 0% and, in the case of all other named executive officers, 80%.

(2)	In the exercise of its discretion, the compensation committee increased Dr. Williams’ long-term incentive award by an additional 77,500 shares above that calculated using the formula.

(3)	Due to his retirement in January 2009, Dr. Carter was not awarded a stock option as a long-term incentive.

(4)	Due to her resignation in June 2009, Dr. Onetto was not awarded a stock option as a long-term incentive.

Annual stock option grants to the named executive officers and all other employees were awarded on the last business day of January. Stock options are granted under our 2001 Stock Incentive Plan (the “2001 Plan”), have an exercise price equal to the closing price of our common stock on the grant date and vest over a period of four years. We do not have a program, plan or practice to time stock option grants to executive officers in coordination with the release of material nonpublic information.

Stock Option Exchange Program

In early 2009, the compensation committee reviewed our use of equity incentives and noted that a large number of outstanding stock options were significantly out-of-the-money and therefore were no longer serving as effective incentive or retention tools, yet were being recorded as compensation expense by us and contributing to our potential employee equity overhang. In August 2009, the compensation committee recommended to the full board, and the board subsequently approved, a stock option exchange program, under which our employees, including executive officers, would be offered the opportunity to exchange eligible out-of-the-money stock options for new options having an exercise price per share equal to the closing price of our common stock on the day immediately following the expiration of the exchange offer. Outstanding stock options with an exercise price greater than $7.90 per share were eligible to participate in the stock option exchange program. Participants in the stock option exchange program received a new stock option to purchase a lesser number of shares for each eligible stock option surrendered in exchange at a lower exercise price than the options surrendered for cancellation. In addition, the new options vest over two or three years depending on whether the surrendered option was fully vested. The exchange ratio at which shares subject to eligible stock options were exchanged for shares subject to new stock options was set to result in the grant of replacement stock options for each grouping of surrendered options that, in the aggregate, had a fair value estimated to be approximately equal to the fair value of the cancelled stock options they replaced as of the date of the stock option exchange offer.

The compensation committee concluded that our executive officers should be eligible to participate in the stock option exchange program to provide them with improved incentives to increase shareholder value, increase the retention value of outstanding options and reduce the total number of potential shares directed toward employee incentive programs—all at virtually no additional compensation expense to the company.

The stock option exchange program was approved by our shareholders on November 10, 2009 and the exercise price of the replacement options was set at $6.35, the closing price of our common stock on December 16, 2009 (the day immediately following the expiration of the stock option exchange offer).

A total of 186 employees participated in the stock option exchange program, including three of our named executive officers. Information regarding the stock options surrendered and new options received by the named executive officers who participated in the stock option exchange program is set forth in the following table:

Name	Number of Shares Subject to Surrendered Options	Exercise Price of Surrendered Options ($)	Number of Shares Subject to New Options	Exercise Price of New Options ($)
Douglas E. Williams, Ph.D.	593,674	10.89 – 19.27	280,066	6.35
Bruce L.A. Carter, Ph.D.	—	—	—	—
James A. Johnson	205,324	14.73 – 21.26	94,983	6.35
Stephen W. Zaruby.	—	—	—	—
Heather L. Franklin	—	—	—	—
Nicole Onetto, M.D.	—	—	—	—
Eleanor L. Ramos, M.D.	50,000	15.11	28,570	6.35

Perquisites

Although we prefer to limit perquisites, Dr. Carter received the use of an automobile, a health club membership and tax advice. These perquisites were negotiated prior to our separation from Novo Nordisk A/S in 2000 and were based on the perquisites Dr. Carter received during his employment by Novo Nordisk. Following his retirement as Chief Executive Officer in January 2009, Dr. Carter is no longer eligible to receive these benefits. Dr. Williams did not receive comparable perquisites upon his promotion to Chief Executive Officer.

Deferred Compensation Plan

Our named executive officers are eligible to participate in our Deferred Compensation Plan for Key Employees, which is intended to allow our executives to defer current income, without being limited by the Internal Revenue Code contribution limitations for 401(k) plans. Under the Deferred Compensation Plan, an executive may irrevocably elect, on an annual basis, to defer up to 50% of his or her salary and up to 100% of his or her bonus paid for services rendered in the relevant year. Each year, an account is established under the Deferred Compensation Plan to reflect the amount deferred by the executive for such year. The executive’s Deferred Compensation Plan accounts are adjusted for notional investment earnings. These earnings are based on the return of the investment tracking funds to which the executive has allocated his or her accounts under the Deferred Compensation Plan. The investment tracking funds are all publicly traded mutual funds available to participants in our 401(k) plan. Executives may change how their accounts are allocated among the tracking funds at any time. No named executive officers participated in the Deferred Compensation Plan in 2009, and the Board of Directors voted to freeze further deferrals under the Deferred Compensation Plan effective September 1, 2009.

Dr. Carter is the only named executive officers identified in the Summary Compensation Table who has participated in the Deferred Compensation Plan. Dr. Carter did not, however, participate in the Deferred Compensation Plan during 2009. Disclosures regarding Dr. Carter’s participation are provided in the Nonqualified Deferred Compensation table below and the narrative explanation that accompanies that table.

Stock Ownership Guidelines

Currently, there is no requirement for a named executive officer to own our stock. The compensation committee has discussed the possibility of introducing stock ownership guidelines for named executive officers in connection with the possible introduction of stock-based compensation vehicles other than stock options. There are, however, currently no plans to introduce stock ownership guidelines or stock-based compensation vehicles other than stock options for named executive officers.

Potential Post-Termination Payments

Based on the data from Radford described above under the heading “Benchmarking,” we believe that the payments described under the heading “Potential Payments Upon Termination or a Change in Control” below are customary in the industry and necessary to attract and retain qualified, experienced executive personnel.

Tax and Accounting

Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of compensation payments in excess of $1 million to each of our Chief Executive Officer and our other named executive officers (other than our Chief Financial Officer). Certain performance-based compensation is not subject to the limitation on deductibility. For awards under our 2001 Plan to continue to be deductible under Section 162(m) as performance-based compensation, shareholders were asked at our 2006 annual meeting of shareholders to approve the material terms of the 2001 Plan. Shareholders approved the material terms of the 2001 Plan and, therefore, long-term awards granted under the 2001 Plan will continue to be designed to qualify for the performance-based exception to the $1 million limitation on deductibility of compensation payments. In 2009, compensation to our Chief Executive Officer and each of our other named executive officers did not exceed $1 million for purposes of Section 162(m), and we expect the same to be true for 2010. We may, however, in the future approve annual compensation that could exceed the $1 million limitation if we believe that it is in the best interests of our shareholders.

Compensation Committee Report

The compensation committee has reviewed and discussed with ZymoGenetics’ management the part of this Proxy Statement under the heading “Compensation Discussion and Analysis” and, based on such review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the compensation committee of ZymoGenetics’ Board of Directors.

Edward E. Penhoet (chairman)

James A. Harper

Jonathan S. Leff

Summary Compensation Table for Fiscal Year 2009

The following table provides certain compensation information for the fiscal year ended December 31, 2009 for our Chief Executive Officer, Chief Financial Officer and our three most highly compensated executives other than our Chief Executive Officer and Chief Financial Officer. 2008 and 2007 compensation information is also provided for those executives who were included in the Summary Compensation Table for fiscal years 2008 and 2007.

Name and Principal Position	Year	Salary (1) (2) ($)	Stock Awards (3) ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensation (5) (6) ($)	All Other Compensation (7) ($)	Total ($)
Douglas E. Williams, Ph.D.*	2009	549,745		443,188	316,250	9,116	1,318,299
Chief Executive Officer	2008 2007	482,050 437,917	1,305	1,821,577 837,706	140,244 209,250	11,745 9,740	2,456,921 1,494,613

Bruce L.A. Carter, Ph.D.*	2009	4,839		—	—	222,718	227,557
Former Chief Executive Officer and Chairman of the Board	2008 2007	636,681 612,551	1,305	789,615 1,301,100	185,231 276,373	43,116 41,225	1,655,948 2,231,249

James A. Johnson	2009	369,200		266,749	169,832	11,098	816,879
Executive Vice President, Chief Financial Officer, Treasurer and Secretary	2008 2007	368,017 338,968	1,305	276,365 634,430	107,511 111,825	17,056 14,804	770,254 1,100,027

Stephen W. Zaruby	2009	398,485		740,703	222,000	242,605	1,603,793
President

Heather L. Franklin	2009	283,021		246,077	125,991	15,260	670,349
Senior Vice President, Business Development

Nicole Onetto, M.D.†	2009	219,319		91,612	—	417,486	728,417
Senior Vice President and Chief Medical Officer	2008 2007	374,483 357,132	1,305	193,456 327,877	95,798 88,623	18,398 15,312	683,440 788,944

Eleanor L. Ramos, M.D.†	2009	335,261		299,298	135,975	12,661	783,195
Senior Vice President and Chief Medical Officer

*	Dr. Carter retired as our Chief Executive Officer in January 2009. Dr. Williams became our Chief Executive Officer effective as of Dr. Carter’s retirement.

†	Dr. Onetto resigned as our Senior Vice President and Chief Medical Officer in May 2009. Dr. Ramos became our Senior Vice President and Chief Medical Officer in June 2009.

(1)	The amounts reported in the Salary column represent the dollar amounts actually earned by each executive in the year indicated, including adjustments for annual pay raises and pay raises in connection with promotions.

(2)	The amounts reported in the Salary column for Dr. Carter include amounts deferred under the Deferred Compensation Plan for Key Employees. Dr. Carter deferred $0 in 2009, $127,336 in 2008 and $122,510 in 2007.

(3)	The amounts reported in the Stock Awards column reflect the grant date fair value related to a grant of 100 unrestricted shares of our common stock to each of our employees, including the named executive officers, to mark the approval of RECOTHROM by the FDA. The grant date fair value for each named executive officer was equal to the product of 100 shares times $13.05 per share, the closing price of our common stock on the grant date of the shares.

(4)	The amounts reported in the Option Awards column reflect the aggregate grant date fair value of option awards, without adjustment for potential forfeiture. These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards during the relevant fiscal year. For fiscal 2009, these amounts also include the incremental fair value received by each named executive officer that participated in the stock option exchange program that was consummated in December 2009. See Note 14 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal year 2009 for the assumptions used in determining the grant date fair value of stock options.

(5)	The amounts reported in the Non-Equity Incentive Plan Compensation column represent the amount of the annual incentive award earned for performance in the year indicated but paid out in the subsequent year. Annual incentive awards are based on the salaries in effect on the award date.

(6)	The amounts reported in the Non-Equity Incentive Plan Compensation column for Dr. Carter include amounts deferred under the Deferred Compensation Plan for Key Employees. Dr. Carter deferred $0 in 2009 (based on 2008 performance), $276,373 in 2008 (based on 2007 performance) and $297,415 in 2007 (based on 2006 performance).

(7)	For Dr. Carter, the amounts shown in the All Other Compensation column for 2009 include $15,035 for continuation of health insurance after his retirement and $206,909 paid in connection with Dr. Carter’s accrued unused vacation balance. For Mr. Zaruby, the amounts shown in the All Other Compensation column include a retention bonus that was grossed up for taxes resulting in a total cost to the company of $107,971 and payments in connection with his relocation totaling $132,874. For Dr. Onetto, the amounts shown in the All Other Compensation column for 2009 include severance payments of $375,975 and $24,155 paid in connection with Dr. Onetto’s accrued unused vacation balance. In addition, the amounts shown in the All Other Compensation column for 2009 include employer contributions to our 401(k) retirement plan of up to $9,800 for each named executive officer (other than Dr. Carter), the reimbursement of home telephone bills and premiums for supplemental term life insurance. Dr. Carter received $0 in employer matching contributions in 2009.

Grants of Plan-Based Awards for Fiscal Year 2009

The following table provides information regarding grants of plan-based awards to the named executive officers identified below under our 2001 Plan and under our annual incentive plan during the fiscal year ended December 31, 2009.

Name	Grant Date		Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts under Equity Incentive Plan Awards (2)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards (3) ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4) ($)
			Target ($)	Maximum ($)	Target (#)	Maximum (#)
Douglas E. Williams, Ph.D.	01/30/2009 05/15/2009 12/16/2009	(5) (6) (7)					87,000 100,000 280,066	4.25 4.37 6.35	202,188 241,000 —
			275,000	412,500
					150,000	225,000
Bruce L.A. Carter, Ph.D.	Not Applicable
			Not Applicable	Not Applicable
					Not Applicable	Not Applicable
James A. Johnson	01/30/2009 05/15/2009 12/16/2009	(5) (6) (7)					52,560 60,000 94,983	4.25 4.37 6.35	122,149 144,600 —
			147,680	203,060
					60,000	80,000
Stephen W. Zaruby	01/02/2009 05/15/2009 06/10/2009	(8) (6) (6)					300,000 50,000 50,000	3.00 4.37 4.61	489,900 120,500 130,303
			200,000	300,000
					100,000	150,000
Heather L. Franklin	01/30/2009 05/15/2009	(5) (6)					59,220 45,000	4.25 4.37	137,627 108,450
			96,250	137,500
					45,000	60,000
Nicole Onetto, M.D.	01/30/2009	(5)					39,420	4.25	91,612
			Not Applicable	Not Applicable
					Not Applicable	Not Applicable
Eleanor L. Ramos, M.D.	01/30/2009 05/15/2009 06/08/2009 12/16/2009	(5) (6) (9) (7)					7,500 6,750 100,000 28,570	4.25 4.37 4.72 6.35	16,763 15,620 266,915 —
			122,500	175,000
					45,000	60,000

(1)	The amounts shown in the Estimated Future Payouts under Non-Equity Incentive Plan Awards column are the payout levels for annual incentive awards described under the heading “Compensation Discussion and Analysis—Annual Incentives.” The amounts shown are based on salaries as of February 1, 2009. Because the lowest possible payment is zero, we have not indicated a threshold payout amount. Actual amounts earned for 2009 performance are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)

The amounts shown in the Estimated Future Payouts under Equity Incentive Plan Awards column are the payout levels for long-term incentive awards described under the heading “Compensation Discussion and Analysis—Long-Term Incentives.” Actual stock option grants were approved in January 2010 and are discussed under the heading “Compensation Discussion and Analysis—Long-Term Incentives.” Due to his retirement in January 2009, Dr. Carter was not awarded a stock option as a long-term incentive.

(3)	The exercise price of the options is equal to the closing price of the common stock on the grant date as reported by the NASDAQ Global Market.

(4)	Represents grant date fair value of stock and stock options granted in 2009. See Note 14 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal year 2009 for the assumptions used in determining the grant date fair value of stock options. The grant date fair value of the stock awards is equal to the fair market value of such awards on the grant date. The stock options granted pursuant to the stock option exchange program that was consummated in December 2009 did not have any incremental grant date fair value.

(5)	The option was granted as a long-term incentive award based on performance in 2008.

(6)	The option was granted as a retention bonus.

(7)	The options were granted pursuant to the stock option exchange program that was consummated in December 2009. Each option has a term of seven years from the grant date. Of the 280,066 options granted to Dr. Williams, (a) 134,842 vest over two years, with 50% of the shares subject to the option vesting on the first anniversary of the grant date, and 12.5% of the shares subject to the option vesting quarterly over the ensuing four quarters (the “Two-Year Vesting Schedule”) and (b) 145,224 vest over three years, with 33.3% of the shares subject to the option vesting on the first anniversary of the grant date, and 6.25% of the shares subject to the option vesting quarterly over the ensuing eight quarters (the “Three-Year Vesting Schedule”). Of the 94,983 options granted to Mr. Johnson, 50,347 vests according to the Two-Year Vesting Schedule and 44,636 vests according to the Three-Year Vesting Schedule. All of the 28,570 options granted to Dr. Ramos vest according to the Three-Year Vesting Schedule.

(8)	The option was granted in connection with the hiring of Mr. Zaruby as our President.

(9)	The option was granted in connection with Dr. Ramos’ promotion to Senior Vice President and Chief Medical Officer.

The plans governing the awards included in the Summary Compensation Table and the Grants of Plan-Based Awards table are the annual incentive plan and the 2001 Plan. The annual incentive plan is described in this Proxy Statement under the heading “Compensation Discussion and Analysis—Annual Incentives.” Each option shown in the Grants of Plan-Based Awards table was granted under the 2001 Plan, has a 10-year term, except as otherwise set forth in footnote (7) above, and is granted as an incentive stock option to the maximum extent permitted under applicable federal tax rules and, to the extent not so permitted, is granted as a nonqualified stock option. Except as otherwise set forth in footnote (7) above, each option shown in the Grants of Plan-Based Awards table vests as follows: 1/4th of the shares subject to the option vest upon the first anniversary of the grant date, and thereafter 1/12th of the shares subject to the option vest each quarter until the award is fully vested on the fourth anniversary of the grant date.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table provides information about outstanding stock options held by the named executive officers as of December 31, 2009. The options granted in 2009 are also disclosed in the Grants of Plan-Based Awards table above.

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date
	Exercisable	Unexercisable
Douglas E. Williams, Ph.D.	—	500,000	(1)	3.50	11/18/2018
	—	87,000	(2)	4.25	01/30/2019
	—	100,000	(2)	4.37	05/15/2019
	—	79,609	(3)	6.35	12/16/2016
	—	111,697	(4)	6.35	12/16/2016
	—	4,008	(3)	6.35	12/16/2016
	—	1,269	(4)	6.35	12/16/2016
	—	1,731	(3)	6.35	12/16/2016
	—	5,248	(3)	6.35	12/16/2016
	—	29,134	(3)	6.35	12/16/2016
	—	3,226	(3)	6.35	12/16/2016
	—	8,302	(3)	6.35	12/16/2016
	—	22,268	(3)	6.35	12/16/2016
	—	13,574	(4)	6.35	12/16/2016

Bruce L.A. Carter, Ph.D.	426,000	—		2.78	08/23/2010
	288,000	—		2.78	03/08/2011
	166,177	—		8.50	12/16/2012
	119,761	—		17.15	01/07/2014
	169,920	—		21.26	01/26/2015
	50,000	—		20.61	02/03/2015
	126,056	7,188	(2)	18.38	01/05/2016
	103,125	46,875	(2)	15.27	01/05/2017
	59,062	75,938	(2)	10.89	01/18/2018
	—	12,000	(5)	4.61	06/10/2019
	—	12,000	(5)	6.15	09/16/2019

James A. Johnson	145,000	—		2.78	03/02/2011
	54,000	—		2.78	03/08/2011
	35,000	—		9.80	03/21/2013
	20,671	26,579	(2)	10.89	01/18/2018
	—	52,560	(2)	4.25	01/30/2019
	—	60,000	(2)	4.37	05/15/2019
	—	1,066	(4)	6.35	12/16/2016
	—	3,042	(4)	6.35	12/16/2016
	—	8,336	(4)	6.35	12/16/2016
	—	16,958	(4)	6.35	12/16/2016
	—	15,019	(4)	6.35	12/16/2016
	—	26,027	(3)	6.35	12/16/2016
	—	4,263	(4)	6.35	12/16/2016
	—	877	(4)	6.35	12/16/2016
	—	786	(4)	6.35	12/16/2016
	—	11,082	(3)	6.35	12/16/2016
	—	3,801	(3)	6.35	12/16/2016
	—	1,780	(3)	6.35	12/16/2016
	—	1,946	(3)	6.35	12/16/2016

Stephen W. Zaruby	—	300,000	(2)	3.00	01/02/2019
	—	50,000	(2)	4.37	05/15/2019
	—	50,000	(2)	4.61	06/10/2019

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date
	Exercisable	Unexercisable
Heather L. Franklin	2,579	—		9.80	03/21/2013
	7,800	—		15.45	09/12/2013
	8,000	—		16.63	02/26/2014
	15,000	—		31.26	01/26/2015
	9,000	—		20.61	02/03/2015
	8,437	563	(2)	21.25	02/08/2016
	5,156	2,344	(2)	15.91	02/05/2017
	3,500	4,500	(2)	9.10	02/15/2018
	—	5,000	(6)	—	—
	8,250	13,750	(2)	9.02	05/30/2018
	—	59,220	(2)	4.25	01/30/2019
	—	45,000	(2)	4.37	05/15/2019

Nicole Onetto, M.D.	187,500	—		15.90	09/23/2015
	8,298	—		18.38	01/05/2016
	23,625	—		15.27	01/05/2017
	12,403	—		10.89	01/18/2018

Eleanor L. Ramos, M.D.	3,281	4,219	(2)	9.10	02/15/2018
	—	5,000	(6)	—	—
	—	7,500	(2)	4.25	01/30/2019
	—	6,750	(2)	4.37	05/15/2019
	—	100,000	(2)	4.72	06/08/2019
	—	13,130	(3)	6.35	12/16/2016
	—	15,440	(3)	6.35	12/16/2016

(1)

Vests 1/4th on the one-year anniversary of Dr. Williams promotion to Chief Executive Officer and then 1/12th quarterly thereafter such that the option is fully vested on the fourth anniversary of the grant date.

(2)

Vests 1/4th on the first anniversary of the grant date (which grant date is ten years prior to the expiration date of the relevant option set forth in the Option Expiration Date column), and then 1/12th quarterly thereafter such that the option is fully vested on the fourth anniversary of the grant date.

(3)

Vests 1/3rd on the first anniversary of the grant date (which grant date is ten years prior to the expiration date of the relevant option set forth in the Option Expiration Date column), and then 1/8th quarterly thereafter such that the option is fully vested on the third anniversary of the grant date.

(4)

Vests 1/2 on the first anniversary of the grant date (which grant date is ten years prior to the expiration date of the relevant option set forth in the Option Expiration Date column), and then 1/4th quarterly thereafter such that the option is fully vested on the second anniversary of the grant date.

(5)	Vests 100% on the first anniversary of the grant date (which grant date is ten years prior to the expiration date of the relevant option set forth in the Option Expiration Date column).

(6)	Represents the grant on February 22, 2008 of a Restricted Stock Unit (RSU) representing 7,500 shares of stock under the 2001 Plan, which RSU vests 1/3rd on each of February 22, 2009, February 22, 2010 and February 22, 2011.

Option Exercises and Stock Vested for Fiscal Year 2009

The following table shows for the fiscal year ended December 31, 2009, certain information regarding option exercises and stock vested during the last fiscal year with respect to the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Douglas E. Williams, Ph.D.	—	—	—	—
Bruce L.A. Carter, Ph.D.	—	—	—	—
James A. Johnson	10,000 10,000	32,223 42,223	—	—
Stephen W. Zaruby	—	—	—	—
Heather L. Franklin	—	—	2,500	11,700
Nicole Onetto, M.D.	—	—	—	—
Eleanor L. Ramos, M.D.	—	—	2,500	11,700

(1)	The amounts shown in the Value Realized on Exercise column represent the difference between the stock option exercise price and the fair market value of our common stock on the date of exercise multiplied by the number of shares subject to the stock option that was exercised.

(2)	The amounts shown in the Value Realized on Vesting column represent the fair market value of our common stock on the date the award vested multiplied by the number of shares acquired on vesting.

Nonqualified Deferred Compensation for Fiscal Year 2009

The following table provides information for each of our named executive officers regarding aggregate executive and company contributions and aggregate earnings for 2009 and year-end account balances under the Deferred Compensation Plan for Key Employees. All named executive officers identified in the Summary Compensation Table are eligible to participate in the Deferred Compensation Plan. To date, however, only Dr. Carter has elected to participate.

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year (#) (1)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($) (3)
Douglas E. Williams, Ph.D.	—	—	—	—	—
Bruce L.A. Carter, Ph.D.	—	—	178,632	1,308,727	1,056,011
James A. Johnson	—	—	—	—	—
Stephen W. Zaruby	—	—	—	—	—
Heather L. Franklin	—	—	—	—	—
Nicole Onetto, M.D.	—	—	—	—	—
Eleanor L. Ramos, M.D.	—	—	—	—	—

(1)	ZymoGenetics does not contribute to the Deferred Compensation Plan.

(2)	This amount represents the actual increase in the value of the investments selected by the executive. No related amount was included in the Summary Compensation Table for fiscal year 2009 because none of the amount shown was above-market or preferential.

(3)	$122,510 and $127,336 of the amount deferred by Dr. Carter was included in the Salary column of the Summary Compensation Table for fiscal years 2007 and 2008, respectively. $276,373 of the amount shown was included in the Non-Equity Incentive Compensation column of the Summary Compensation Table for fiscal year 2007.

The Deferred Compensation Plan is a nonqualified deferred compensation plan. As a result, it is subject to the requirements of Section 409A of the Internal Revenue Code, and we have administered it in good-faith compliance with those requirements since January 1, 2004, Section 409A’s effective date. During 2008, we amended the Deferred Compensation Plan to conform it to Section 409A’s requirements. Amounts deferred prior to 2005 (and any notional earnings attributable to those deferrals, as explained below), however, are not subject to Section 409A’s requirements and continue to be governed under the terms of the Deferred Compensation Plan as in effect on December 31, 2004. Under the Deferred Compensation Plan, an executive is fully vested in his or her deferrals (and any notional earnings attributable to those deferrals) at all times.

Under the Deferred Compensation Plan, a named executive officer may elect to defer up to 50% of his or her salary and up to 100% of his or her bonus for a year. Each year, an account is established under the Deferred Compensation Plan to reflect the amount deferred by the executive for such year. The executive’s Deferred Compensation Plan accounts are also adjusted for notional investment earnings, which are based on the return of the investment tracking funds to which the executive has allocated his or her accounts. The investment tracking funds are all publicly traded mutual funds available to participants in our 401(k) plan. Executives may change how their accounts are allocated among the tracking funds at any time. The Deferred Compensation Plan also permits us to make additional contributions on behalf of one or more participants. No such contributions have, however, ever been made. These additional contributions, if ever made, will be subject to the same vesting, distribution and notional investment rules as are executive deferrals.

The Board of Directors voted to freeze further deferrals under Deferred Compensation Plan effective September 1, 2009.

At the time the executive files his or her deferral election for a particular year, the executive must designate whether he or she wants the amount to be deferred for that year (and any notional earnings attributable to that amount) paid at termination of employment or on a different date. If an executive elects a date other than termination of employment, then that date may not be earlier than three years after the election. Similarly, at the time of the deferral election, the executive must irrevocably designate whether he or she wishes to have the amount deferred for the relevant year (and any notional earnings attributable to that amount) distributed in a lump sum or in substantially equal annual installments. Any annual installments can be paid over a period of up to ten years (as elected by the executive). Executives are not permitted to change their distribution elections. If an executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code (generally, any company officer) on his or her termination date and the executive elected to have payment made or commence to be made upon termination of employment, then, as required by Section 409A, payment will be delayed until six months after the executive’s termination. As of December 31, 2009, Dr. Carter was a specified employee. If the executive dies before all of his or her deferrals (and related notional earnings) have been distributed, then any remaining amounts will be paid to his or her beneficiary in a lump sum.

There are two situations in which an executive can withdraw amounts from his or her Deferred Compensation Plan accounts early (that is, prior to the date(s) he or she has elected for distribution of those accounts). First, under certain circumstances, an executive may elect an early withdrawal from his or her accounts if he or she experiences an unforeseeable emergency. Second, for amounts that were deferred prior to 2005 (but not amounts that are deferred in 2005 or later), the executive may elect an early withdrawal from his or her accounts for any reason by paying a penalty equal to 10% of the amount withdrawn.

The Deferred Compensation Plan is considered to be an unfunded plan, which means its benefits are paid by us out of our general assets. To assist us in meeting our payment obligations under the Deferred Compensation Plan, we have established a trust to which we contribute amounts equal to the executives’ deferrals each year. The trust’s assets are considered to be part of our general assets, so that if we ever become bankrupt or insolvent, they will be available to help us satisfy our obligations to all of our general creditors, not just our obligations under the Deferred Compensation Plan. (The executives are considered to be general creditors with respect to their accounts under the Deferred Compensation Plan.) Benefits are paid from this trust, to the extent its assets are sufficient to pay them, and from our other general assets, to the extent the trust’s assets are not sufficient to pay them.

Potential Payments Upon Termination or a Change in Control

The table below describes the potential payments to each of our named executive officers upon an involuntary termination of employment without cause by us or with good reason by the executive prior to, or in the event of, a change in control and a termination of employment by reason of death, or disability, resignation or retirement. The table reflects incremental compensation and does not show accrued liabilities, such as accrued salary, bonus or vacation, or benefits generally available to all employees. The amounts assume that each such termination was effective December 31, 2009 (the last business day of fiscal 2009). The amounts shown in the table are estimates only as the actual amounts that may be paid upon an executive’s termination of employment can only be determined at the actual time of such termination.

Dr. Carter retired as our Chief Executive Officer effective January 2, 2009. In connection with his retirement we paid Dr. Carter $206,909 in lieu of accrued vacation and agreed to pay his COBRA premiums for 24 months. The estimated cost of the COBRA premiums for Dr. Carter is $24,892. Dr. Carter did not receive any severance benefits as a result of his retirement.

Dr. Onetto resigned as our Senior Vice President and Chief Medical Officer effective June 5, 2009 and received a $375,975 severance payment pursuant to a separation agreement effective as of July 23, 2009. In addition, we paid Dr. Onetto $24,155 in lieu of accrued vacation.

Name	Benefit	Involuntary (Without Cause or Good Reason) Termination Prior to Change in Control ($)		Change in Control ($) (1)		Death or Disability ($)
Douglas E. Williams, Ph.D.	Base Salary	550,000	(5)	1,100,000	(6)	—
	Bonus	—		825,000		—
	Supplemental Life Insurance (2)	—		—		200,000
	Accelerated Stock Option Vesting (3)	—		1,844,383		—
	COBRA Premiums (4)	18,322		18,322		—

	Total	568,322		3,787,705		200,000

James A. Johnson	Base Salary	369,200	(5)	553,800	(6)	—
	Bonus	—		369,200		—
	Supplemental Life Insurance (2)	—		—		200,000
	Accelerated Stock Option Vesting (3)	—		237,478		—
	COBRA Premiums (4)	18,322		18,322		—

	Total	387,522		1,178,800		200,000

Stephen W. Zaruby	Base Salary	400,000	(5)	800,000	(6)	—
	Bonus	—		600,000		—
	Supplemental Life Insurance (2)	—		—		200,000
	Accelerated Stock Option Vesting (3)	—		1,207,000		—
	COBRA Premiums (4)	10,854		10,854		—

	Total	410,854		2,617,854		200,000

Heather L. Franklin	Base Salary	302,500	(5)	302,500	(6)	—
	Bonus	—		211,750		—
	Supplemental Life Insurance (2)	—		—		200,000
	Accelerated Stock Option Vesting (3)	—		217,631		—
	COBRA Premiums (4)	12,446		12,446		—

	Total	314,946		744,327		200,000

Eleanor L. Ramos, M.D.	Base Salary	350,000	(5)	350,000	(6)	—
	Bonus	—		245,000		—
	Supplemental Life Insurance (2)	—		—		200,000
	Accelerated Stock Option Vesting (3)	—		197,828		—
	COBRA Premiums (4)	12,445		12,445		—

	Total	362,445		805,273		200,000

(1)

Except as described in footnote (4), all payments in this column occur only in the event the named executive officer is terminated without cause or the officer terminates his or her employment for good reason after a change in control, which termination must occur within two years after the change in control. Payments in this column have not been reduced in the event that such payments will result in golden parachute excise taxes under Section 280G of the Internal Revenue Code, which reduction in payments will occur if it results in a greater net, after-tax benefit to the named executive officers than full payment of all amounts otherwise due.

(2)	Benefits are paid under the supplemental term life insurance policy only in the event of death.

(3)	Pursuant to the terms of the 2001 Plan, an executive’s stock options will accelerate following a change in control, unless they are assumed or substituted by the successor company, even if employment is not terminated.

(4)	Represents estimated COBRA premiums to be paid by us for 12 months.

(5)	Payable in the course of our regularly scheduled payroll over 12 months.

(6)	Payable in a lump sum.

2001 Stock Incentive Plan

If the employment of a participant, including a named executive officer, terminates by reason of death, each outstanding award under our 2001 Plan will automatically accelerate and become 100% vested and exercisable.

If a corporate transaction specified in our 2001 Plan occurs, each outstanding option under the 2001 Plan will automatically accelerate and become 100% vested and exercisable immediately before the corporate transaction, unless:

•	the award is assumed, continued or replaced with a comparable award by the successor corporation or the parent of the successor corporation; or

•	individual agreements provide otherwise.

Under the 2001 Plan, a corporate transaction is defined to include:

•

a merger or consolidation of the company with or into another company, entity or person (other than a merger or consolidation in which the holders of voting securities of the company before the transaction continue to hold at least a majority of the successor company’s voting securities); or

•	a sale, lease, exchange or other transfer of all or substantially all of the company’s outstanding securities or assets (other than to a majority-owned subsidiary company).

Any option or other equity award that a participant, including a named executive officer, holds that is assumed, continued or replaced with a comparable award in the corporate transaction, other than in specified related-party transactions, will accelerate and become 100% vested and exercisable if the participant’s employment is terminated by the successor corporation without cause within one year after the corporate transaction.

Deferred Compensation Plan

Our Deferred Compensation Plan for Key Employees is fully funded by the executives. Consequently, there would be no incremental cost to us in the event that an executive’s employment terminated and the deferred compensation was paid out.

Employment Agreements

We enter into employment agreements with each of our executive officers, the terms of which are summarized below for our named executive officers.

Named Executive Officers other than Bruce L.A. Carter

Our employment agreements with Dr. Williams and Mr. Johnson were amended and restated in July 2008 to comply with Section 409A of the Internal Revenue Code and to make other changes recommended by Radford during 2008. Following Dr. Williams’ promotion to Chief Executive Officer in January 2009, his employment agreement, as amended and restated in July 2008, was further amended in March 2009 and continues to govern the terms and conditions of his employment with us. Mr. Zaruby entered into a Section 409A compliant employment agreement in December 2008, which was subsequently amended and restated in June 2009. Ms. Franklin and Dr. Ramos entered into a Section 409A compliant employment agreement in July 2008 and June 2009, respectively.

Each employment agreement has a two-year term, subject to automatic one-year renewal periods unless timely notice of non-renewal is given. Under the employment agreements, we may terminate an executive officer’s employment at any time, with or without cause. If we terminate an executive officer without cause or if an executive officer terminates employment for good reason, we must, however, pay him or her severance benefits. The type and amount of the severance benefits depend on the type of termination, such as whether it occurs within two years after a change in control.

Upon termination by us for cause or by the named executive officer for other than good reason, we must pay only benefits accrued but not yet paid as of the termination date, such as accrued salary, deferred compensation and vacation pay.

Upon termination by us for reasons other than cause or by the named executive officer for good reason, either prior to a change in control or more than two years after a change in control, we must pay severance benefits to the named executive officer, including (1) annual base salary for a period of one year after termination and (2) contributions toward the cost of COBRA health care continuation coverage under our group health plans until the earlier of one year after termination or until the executive is covered under a comparable group health plan or is no longer entitled to COBRA continuation coverage.

Upon termination within two years after a change in control by us (or a successor) for reasons other than cause or by the named executive officer for good reason, we must pay severance benefits to the named executive officer, including:

•

a lump sum equal to the sum of the executive’s then current annual salary plus bonus at the target amount for the year of termination multiplied by, (a) in the case of Dr. Williams and Mr. Zaruby, two, (b) in the case of Mr. Johnson, one and one-half, and, (c) in the case of Ms. Franklin and Dr. Ramos, one;

•

a bonus at the target amount for the year of termination prorated through the date of the change in control (if the executive is not otherwise entitled to receive an annual bonus upon termination of employment);

•

contributions toward the cost of COBRA health care continuation coverage under our group health plans until the earlier of one year after termination or until the executive is covered under a comparable group health plan or is no longer entitled to COBRA continuation coverage; and

•	full vesting of all stock options.

As a condition to payments and benefits under the employment agreements, each named executive officer must execute a general release and waiver of claims. The employment agreements also contain one-year noncompetition and nonsolicitation covenants. If payments due to a named executive officer under an employment agreement will result in golden parachute excise taxes imposed by Section 280G of the Internal Revenue Code, such payments will be reduced if and to the extent that doing so results in a greater net, after-tax benefit to the executive than full payment of all amounts otherwise due under the agreement.

Under the employment agreement of Dr. Williams, “good reason” is defined to include:

•	a demotion or other material reduction in the nature or status of Dr. Williams’ responsibilities;

•	a reduction in Dr. Williams’ annual base salary;

•

the requirement by a successor company that Dr. Williams relocate his principal place of employment to a location more than 50 miles from the principal place of employment where Dr. Williams was employed;

•	our failure to obtain an agreement from a successor company to assume and perform the obligations of Dr. Williams’ employment agreement;

•	following a change of control, Dr. Williams’ ceasing to hold the position of Chief Executive Officer; and

•

following a merger or similar transaction that does not constitute a change of control, someone other than Dr. Williams holding the position Dr. Williams held on the effective date of such individual’s employment agreement.

Under the employment agreements of Mr. Johnson, Mr. Zaruby, Ms. Franklin and Dr. Ramos, “good reason” is defined to include:

•	a material reduction in the executive’s base compensation;

•	a material reduction in the executive’s authority, duties or responsibilities;

•	a material reduction in the budget over which the executive retains authority;

•

the requirement by a successor company that the executive relocate his or her principal place of employment to a location more than 50 miles from the principal place of employment where the executive was employed; or

•	a material breach of the executive’s employment agreement by us or a successor company.

Under each employment agreement, “cause” is defined to include:

•	the executive’s willful misconduct or insubordination in the performance of his or her duties that results in a material adverse effect on us;

•	willful actions or intentional failures to act made in bad faith by the executive that materially impair our business, goodwill or reputation;

•

the executive’s use of controlled substances; deception, fraud, misrepresentation by the executive; or any incident materially compromising the executive’s reputation or ability to represent us with investors, customers or the public;

•	the executive’s conviction of a felony involving an act of dishonesty, moral turpitude or fraud; or

•	a material violation of the executive’s inventions agreement with us.

Under each employment agreement, a “change in control” is deemed to happen upon the occurrence of the following events, provided such event or occurrence also constitutes a change in ownership or effective control of us, or in the ownership of a substantial portion of our assets, within the meaning of Section 409A of the Internal Revenue Code:

•	certain mergers, reorganizations or sales or other dispositions of all or substantially all of our assets as a result of which:

•	our shareholders hold 50% or less of the outstanding common stock of the surviving entity;

•	our shareholders hold 50% or less of the combined voting power of the outstanding voting securities of the surviving entity;

•	a single shareholder or group of affiliated shareholders holds more than 50% of the outstanding common stock of the surviving entity;

•	a single shareholder or group of affiliated shareholders holds more than 50% of the combined voting power of the outstanding voting securities of the surviving entity; or

•	less than a majority of the members of the board of directors of the surviving entity were members of our Board of Directors; or

•	approval by our shareholders of our complete liquidation or dissolution.

Bruce L.A. Carter

Effective January 2, 2009, Bruce L.A. Carter, our Chief Executive Officer, retired and, under the terms of his employment agreement with us, he was not entitled to any benefits other than the right to receive accrued but unpaid benefits and the payment of health insurance premiums for him and his dependents for two years or until he receives similar benefits from another employer. Dr. Carter’s employment agreement includes a one-year noncompetition provision and a two-year nonsolicitation provision, which provisions survive his retirement. In addition, Dr. Carter’s employment agreement allows him a period of three years following his retirement to exercise stock options vested on the date of his retirement.

Director Compensation

All of our directors serving in 2009, with the exception of Dr. Williams, earned director compensation in the form of an annual retainer of $35,000. Additionally, our non-executive Chairman is paid an annual retainer of $35,000 and our lead independent director is paid an annual retainer of $15,000. Directors who serve on committees are paid the annual retainers described in the table set forth below. Employee directors are not paid separate compensation for service on the Board.

Committee	Chairman	Member
Audit Committee	$20,000	$10,000
Compensation Committee	$10,000	$6,000
Nominating and Corporate Governance Committee	$6,000	$4,000

In addition, we reimburse our directors for their reasonable expenses incurred in attending meetings of the Board and its committees.

Immediately following each year’s annual meeting of shareholders, each of our continuing nonemployee directors automatically receives a nonqualified stock option grant of 12,000 shares under our Stock Option Grant Program for Nonemployee Directors, which is administered under the 2001 Plan. These options fully vest on the date of the next annual meeting of shareholders assuming continued service by the nonemployee director until that date. Upon the initial election of a new nonemployee director, the director receives a nonqualified stock option grant of 20,000 shares under our Stock Option Grant Program. This option vests 1/3 on each anniversary of the date of grant over a three-year period. If this initial option is granted within five months before an annual meeting, the first annual option grant of 12,000 shares will not be granted until immediately following the second annual meeting after the date of the initial grant. Options granted under the Stock Option Grant Program have exercise prices equal to the closing price of the common stock on the date of grant and expire ten years after the date of grant, or, if earlier, one year after the director’s termination of service with us. The options also become fully vested in the event of death and certain corporate transactions, such as a merger or sale of assets.

Director Compensation for Fiscal Year 2009

The following table sets forth the compensation of our directors for 2009. As an employee director during 2009, Dr. Williams did not receive any separate compensation for his service on the Board. See the Summary Compensation Table for disclosure relating to Dr. Williams, who served as our Chief Executive Officer starting January 2, 2009.

Name	Fees Earned or Paid in Cash ($)	Option Awards (1) (2) (3) ($)	Total ($)
Bruce L. A. Carter, Ph.D.	70,000	72,481	142,481
James A. Harper	51,000	31,273	82,273
Judith A. Hemberger, Ph.D.*	41,000	31,273	72,273
David I. Hirsh, Ph.D.	35,000	31,273	66,273
Jonathan S. Leff	45,000	31,273	76,273
David H. MacCallum	49,000	31,273	80,273
Kurt Anker Nielsen	61,000	31,273	92,273
Edward E. Penhoet, Ph.D.	60,000	31,273	91,273
Lars Rebien Sørensen** (4)	—	31,273	31,273

*	Dr. Hemberger resigned as a director in October 2009.
**	Mr. Sørensen resigned as a director in March 2010.

(1)	Each of the directors identified in the table was granted a nonqualified stock option to purchase 12,000 shares of common stock under our Stock Option Grant Program for Nonemployee Directors with an exercise price of $4.61 (which was equal to the closing price of our common stock on June 10, 2009, the date of grant). Each option vests in full on the date of the 2010 annual meeting of shareholders and has a term of ten years. Dr. Carter received an additional award of 12,000 shares of common stock with an exercise price of $6.15 (which was equal to the closing price of our common stock on September 16, 2009, the date of grant).

(2)	The amounts reported in the Option Awards column reflect the aggregate grant date fair value of option awards. These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards during the relevant fiscal year. The value as of the grant date for stock options is recognized over the number of days of service required for the grant to become vested. See Note 14 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal year 2009 for the assumptions used in determining the grant date fair value of stock options.

(3)	The following table sets forth the aggregate number of option awards held by each director as of December 31, 2009:

Name	Aggregate Number of Option Awards
Bruce L. A. Carter, Ph.D.	1,662,102
James A. Harper	71,000
Judith A. Hemberger, Ph.D.*	44,000
David I. Hirsh, Ph.D.	78,655
Jonathan S. Leff	78,655
David H. MacCallum	63,500
Kurt Anker Nielsen	78,655
Edward E. Penhoet, Ph.D.	222,655
Lars Rebien Sørensen**	78,655

(4)	At the request of Novo Nordisk A/S, no payments were made to Mr. Sørensen. Our relationship with Novo Nordisk is described below under the heading “Certain Transactions.”

CORPORATE GOVERNANCE

Voting Agreement Regarding Directors

Four out of ten of our current directors and director nominees were nominated pursuant to a shareholders’ agreement among the company, Novo Nordisk A/S, Warburg, Pincus Equity Partners, L.P. and certain other investors, effective November 10, 2000, as amended. Pursuant to the shareholders’ agreement, we nominate and Novo Nordisk votes its shares in favor of two directors designated by Warburg, Pincus Equity Partners and certain of its affiliates as long as Warburg, Pincus Equity Partners and these affiliates continue to hold at least 75% of the shares of common stock issued to Warburg, Pincus Equity Partners and these affiliates upon conversion of our Series B preferred stock at the time of our initial public offering, or one director if Warburg, Pincus Equity Partners and these affiliates continue to hold at least 50% of these shares. Similarly, we nominate and Warburg, Pincus Equity Partners and certain of its affiliates will vote their shares in favor of two directors designated by Novo Nordisk as long as Novo Nordisk, together with its affiliates, continues to hold at least 75% of the shares of common stock held by Novo Nordisk and affiliates as of November 10, 2000 together with those shares of common stock issued upon conversion of our Series A preferred stock at the time of our initial public offering, or one director if Novo Nordisk continues to hold at least 50% of these shares. The current directors designated by Warburg, Pincus Equity Partners and its affiliates are Dr. Hirsh and Mr. Leff and the current directors or director nominees designated by Novo Nordisk are Messrs. Nielsen and Jørgensen. Mr. Sørensen, who resigned as a director in March 2010, had been designated by Novo Nordisk.

Information on Committees of the Board of Directors and Meetings

The Board of Directors met 13 times in 2009. For a portion of two of these meetings, the non-independent directors were excused, leaving the independent directors to meet in executive session. With the exception of Mr. Sørensen, each of our directors attended at least 75% of the Board meetings and the meetings of the committees on which he or she served. Other than Dr. Carter, who served as our Chief Executive Officer until January 2009, Dr. Williams, who has served as our Chief Executive Officer since January 2009, and Mr. Jørgensen, who is nominated for election at the Annual Meeting, our Board has determined that all of our current directors, and director nominees, are “independent,” as such term is defined in the Nasdaq Marketplace Rules. Dr. Penhoet is our lead independent director. His duties include chairing executive sessions of the Board’s independent directors and discussing with the Chairman of the Board of Directors the functioning of the Board and agenda items for meetings of the Board.

The Board of Directors has a compensation committee, an audit committee and a nominating and corporate governance committee.

Compensation Committee. The compensation committee is responsible for approving and evaluating policies regarding executive compensation programs and practices, including reviewing and approving the compensation of our executive officers, carrying out duties under our incentive compensation plans and other plans as may be assigned to the compensation committee by the Board of Directors and performing other duties specified in its written committee charter. As it deems appropriate, the compensation committee may retain independent counsel, accounting and other professionals to assist the committee and may form and delegate authority to subcommittees or designated members of the Board of Directors or ZymoGenetics officers. The committee charter is posted on our website at www.zymogenetics.com. The current members of the compensation committee are Edward E. Penhoet (chairman), James A. Harper and Jonathan S. Leff, who are all independent in accordance with the Nasdaq Marketplace Rules. The compensation committee met ten times in 2009. The role compensation consultants and management played in determining and recommending executive compensation is discussed under the heading “Executive Compensation – Compensation Discussion and Analysis – Determining Executive Compensation.”

Audit Committee. The audit committee selects and oversees our independent auditors, reviews the scope and results of audits, submits appropriate recommendations to the Board of Directors regarding audits, reviews our systems of internal control over financial reporting, reviews filings with the Commission and other public documents containing our financial statements, and performs other duties specified in its written committee charter, which is posted on our website at www.zymogenetics.com. The current members of the audit committee are Kurt Anker Nielsen (chairman), James A. Harper and David H. MacCallum, who are all independent in accordance with the applicable rules promulgated by the Commission and the Nasdaq Marketplace Rules. The Board of Directors has determined that Mr. Nielsen is an “audit committee financial expert” as defined by the Commission rules. The audit committee met eight times in 2009.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee, following consultation with other members of the Board of Directors, makes recommendations to the full Board concerning the size and composition of the Board, evaluates the qualifications of prospective candidates to fill vacancies on the Board and makes recommendations as to particular nominees. The committee considers, in making its recommendations, candidates proposed by the Chief Executive Officer and, within the bounds of practicality or as required by law, by any other senior executive officer, any director or any shareholder of ZymoGenetics. In addition, the committee develops and recommends to the Board corporate governance principles and policies, including corporate governance guidelines, and monitors compliance with such principles and policies. The committee is also responsible for performing other related duties as set forth in its written charter, which is posted on our website at www.zymogenetics.com. The current members of the committee are Kurt Anker Nielsen (chairman), Jonathan S. Leff and David H. MacCallum, who are all independent in accordance with the Nasdaq Marketplace Rules. The nominating and corporate governance committee met three times in 2009.

Shareholders may recommend Director nominees to the nominating and corporate governance committee by writing to the Secretary of ZymoGenetics at our executive offices and including the information required by section 3.3 of our bylaws in such communication.

A total of seven directors and director nominees attended the 2009 annual meeting of shareholders, including three of the nominees for election. Although it is our policy that the directors nominated for election at the annual meeting attend the annual meeting, Mr. Nielsen was unable to attend the 2009 annual meeting.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee serves, or formerly has served, as an officer or employee of ZymoGenetics. None of our executive officers serves as a member of the compensation committee or board of directors of any entity that has an executive officer serving as a member of our compensation committee or Board of Directors.

Shareholder Communications With the Board of Directors

The Board of Directors provides a process for shareholders to send communications to the Board or any of the directors. Shareholders may send written communications to the Board or any individual director c/o the Secretary, ZymoGenetics, Inc., 1201 Eastlake Avenue East, Seattle, Washington 98102. All communications are compiled by the Secretary of ZymoGenetics and submitted to the Board or the individual directors on a periodic basis.

Criteria and Diversity

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by shareholders, the nominating and corporate governance committee is charged with developing and applying criteria relating to experience, judgment, skills, diversity, age, and service on other boards. The committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. With regard to diversity criterion, the committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation or disability.

Board Leadership Structure

We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting ZymoGenetics’ strategic direction and its day-to-day leadership and management, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board. Because Dr. Carter, our Chairman of the Board, was an employee of ZymoGenetics until his retirement in January 2009 he is not “independent” as defined under the Nasdaq Marketplace Rules. Consequently, Dr. Penhoet serves as “lead independent director” and presides at all executive sessions of “non-management” directors, as defined under the Nasdaq Marketplace Rules. Our Corporate Governance Guidelines set forth our policy that the Board holds an executive session at least twice a year.

The Board’s Role in Risk Oversight

The Board’s role in our risk oversight process includes receiving periodic reports from members of senior management on areas of material risk to the company, including operational, financial, legal, regulatory, strategic and reputational risks. The full Board receives these reports to enable it to understand our risk identification, risk management and risk mitigation strategies. As part of its charter, the audit committee discusses our policies with respect to financial risk assessment and management.

Risk Considerations in Our Compensation Program

Our compensation committee has discussed the concept of risk as it relates to our compensation program, and does not believe that our compensation program encourages excessive or inappropriate risk taking for the following reasons:

•

We structure our pay to consist of both fixed and variable cash compensation, as well as equity incentives in the form of stock options that vest over a period of years. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of our stock price performance so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics. The variable (annual incentives in the form of cash bonus and long term incentives in the form of stock options) portions of compensation are designed to reward both short- and long-term corporate performance based on the achievement of a combination of corporate and, other than in the case of our Chief Executive Officer, individual goals. For long-term performance, our stock option awards generally vest over four years and are only valuable if our stock price increases over time. We feel that these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce superior short- and long-term corporate results, while the fixed element is also of a sufficient level that the executives are not encouraged to take unnecessary or excessive risks in doing so.

•

Since we base annual and long-term incentive awards on a combination of corporate goals and individual goals or, in the case of our Chief Executive Officer, corporate goals only, payment of an award at the maximum level requires that our overall performance, including in areas outside of an individual executive’s area of control, be robust. We believe this requirement of overall good performance mitigates against an executive taking excessive risk in his or her area of control.

•

We cap the annual incentive award for an executive at a percentage of his or her annual salary and an executive’s long-term incentive award at a particular number of shares, which we believe also mitigates excessive risk taking. Even if we were to dramatically exceed an executive’s goal, bonus payouts are limited.

•

As is common in the industry, our sales representatives are eligible for a cash bonus based on their sales results. To receive such a bonus the sales representative must be in good standing with us and we reserve the right to reduce or withhold a bonus in the event that the sales representative failed to comply with our policies. By doing so, we believe that we mitigate the risk that a sales representative will fail to comply with our policies in order to achieve sales.

REPORT OF THE AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that ZymoGenetics specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Management has the primary responsibility for ZymoGenetics’ financial statements and the reporting process, including the systems of internal control over financial reporting. The audit committee monitors ZymoGenetics’ financial reporting processes and systems of internal control over financial reporting in an oversight capacity.

The current members of the audit committee are Kurt Anker Nielsen, James A. Harper and David H. MacCallum. All of the members of the audit committee are independent in accordance with applicable rules promulgated by the Commission and the Nasdaq Marketplace Rules. Each member is able to read and understand fundamental financial statements, including ZymoGenetics’ balance sheet, income statement and cash flow statement. The Board of Directors has determined that Mr. Nielsen is an “audit committee financial expert” as defined by Commission rules.

The Board of Directors has adopted a written audit committee charter, which is posted on the company’s website at www.zymogenetics.com. The audit committee has reviewed and discussed with ZymoGenetics’ management and independent auditors the audited financial statements for fiscal year 2009 and management’s assessment of internal control over financial reporting as of December 31, 2009. In addition, the audit committee has discussed with ZymoGenetics’ independent auditors the matters required to be discussed by SAS 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. The audit committee also has received and reviewed the written disclosures and the letter from ZymoGenetics’ independent auditors required by PCAOB rule 3526 and has discussed with the independent auditors the independent auditors’ independence. Based on the reviews and discussions referenced above, the audit committee recommended to ZymoGenetics’ Board that the audited financial statements for fiscal year 2009 be included in ZymoGenetics’ Annual Report on Form 10-K for fiscal year 2009.

Audit Committee

Kurt Anker Nielsen (chairman)

James A. Harper

David H. MacCallum

CERTAIN TRANSACTIONS

Transactions With Related Persons

Novo Nordisk

Lars Rebien Sørensen, a former director, is President and Chief Executive Officer of Novo Nordisk A/S. Lars Fruergaard Jørgensen, one of our director nominees, is a Senior Vice President of Novo Nordisk A/S. Novo A/S is the controlling shareholder of Novo Nordisk A/S. Novo Nordisk A/S and Novo A/S hold, in the aggregate, approximately 26.9% of our common stock.

The following agreements with Novo Nordisk entities were in place in the fiscal year ended December 31, 2009.

IL-21 mAb License Agreement. As a result of a series of agreements culminating in a license agreement, effective December 3, 2009, Novo Nordisk A/S has development and commercialization rights for products based on our intellectual property to certain embodiments of interleukin-21 (IL-21), including antibodies to IL-21. In connection with this agreement, we are eligible to receive milestone payments based on the achievement of development milestones and royalties on sales of any resulting products. In connection with this agreement, Novo Nordisk A/S paid us $24.0 million in the year ended December 31, 2009.

IL-20 License Agreements. Effective September 21, 2001, we entered into an agreement under which we granted to Novo Nordisk A/S an exclusive license outside of North America to our patents and know-how related to interleukin-20 (IL-20). In addition, effective as of January 1, 2004, we entered into a comparable agreement in North America. In connection with these agreements, we are eligible to receive milestone payments based on the achievement of development milestones and royalties on sales of any resulting products. In connection with these agreements, Novo Nordisk A/S paid us $3.5 million in the year ended December 31, 2009.

Recombinant Factor XIII License Agreement. We entered into an agreement with Novo Nordisk A/S and Novo Nordisk Health Care AG, effective as of October 4, 2004, as amended December 7, 2007, under which we granted an exclusive worldwide license to our patents and know-how related to recombinant Factor XIII. We also transferred a significant body of information, experimental results, manufacturing methods and materials under this agreement. In connection with this agreement, Novo Nordisk A/S paid us $2.3 million in the year ended December 31, 2009. We are eligible to receive additional milestone payments under this agreement based on the achievement of development milestones and royalties on sales of any resulting products.

Platelet-Derived Growth Factor Royalty Agreement. Effective as of January 1, 2000, Novo Nordisk A/S assigned to us its rights to receive royalties under a license agreement relating to platelet-derived growth factor with Johnson & Johnson and Chiron Corporation, originally dated January 18, 1994. In connection with this agreement, we recorded royalty revenues of approximately $0.6 million for the year ended December 31, 2009.

Deerfield Funds

Deerfield Capital, L.P., together with its affiliates, including the Deerfield Funds (as defined below), beneficially own, in the aggregate, approximately 5.6% of our common stock, which percentage includes warrants exercisable for 1.5 million shares of common stock.

On June 26, 2008, we entered into a $100 million funding arrangement with Deerfield Private Design Fund, L.P., a Delaware limited partnership, and Deerfield Private Design International, L.P., a British Virgin Islands limited partnership (collectively, the “Deerfield Funds”). As part of this funding arrangement, we and the Deerfield Funds entered into the following agreements, and, in November 2008, we borrowed $25 million. No further draws on the remaining $75 million available for borrowing under the facility were taken prior to expiration of the facility in February 2010.

Facility Agreement. Under the Facility Agreement, the Deerfield Funds committed to loan us up to $100 million in up to four $25 million funding tranches. The funding tranches could be drawn under the facility prior to January 27, 2010. In December 2009, we amended the Facility Agreement to extend the date for repayments and, provided certain additional requirements were met, to allow draws during the period January 27, 2010 through February 10, 2010. Interest on the outstanding balance accrues at a rate of 4.9% per annum, compounded quarterly, which rate increases to 6.9% per annum in the event that our cash and cash equivalents are less than $50 million as of the last day of the immediately preceding fiscal quarter or, if applicable, pursuant to the Royalty Agreement as described below. The outstanding principal balance and all accrued interest must be repaid no later than June 26, 2014, and may be prepaid at any time, at our option, without any premium or penalty; provided that payment may be accelerated in certain circumstances, including, but not limited to, an event of default, a change-of-control or sale of a significant amount of our assets. As of December 31, 2009, interest of $1.5 million had accrued.

Royalty Agreement. Under the Royalty Agreement, we pay the Deerfield Funds a royalty on net sales of RECOTHROM in the United States equal to 2% of those net sales for each $25 million funding tranche drawn under the facility. Cumulative royalty payments are capped at an amount ranging from $18.75 million to $45 million depending on the amount drawn under the facility, with the royalty obligation beginning when the first funding tranche is drawn and ending when the entire outstanding balance has been repaid. We paid Deerfield Funds $0.5 million under the Royalty Agreement during 2009. In addition, the Royalty Agreement provides that in certain instances if our manufacture or sales of RECOTHROM is affected due to the infringement of a third party’s intellectual property rights that results in a material reduction in net sales of RECOTHROM in the United States, the Deerfield Funds have the right to terminate the Royalty Agreement and increase the interest rate under the Facility Agreement to 9.75% per annum (or 11.75% in the event that our cash and cash equivalents are less than $50 million as of the last day of the immediately preceding fiscal quarter).

Warrants. Under the Facility Agreement, we were required to issue warrants to the Deerfield Funds in connection with each draw, up to an aggregate 4.5 million shares of our common stock. A warrant for 1.5 million shares at an exercise price of $10.34 per share and a six-year term was issued in November 2008 in connection with the first $25 million draw. The Warrant must be exercised on a cashless basis using a formula based on the average selling price of the common stock over a ten-day period prior to exercise. Further, the ultimate number of shares of common stock to be issued under the terms of the warrant and the warrant’s exercise price is subject to certain adjustments as set forth in the warrant, including the potential requirement to issue common stock if we fail to comply with certain terms of the warrant. The warrant also provides that we may be required, at the holder’s option, to redeem the warrant in certain circumstances, including, but not limited to, an event of default, a change-of-control or sale of a significant amount of our assets. In a redemption, the value of the warrant would be calculated based on a Black Scholes formula.

Registration Rights Agreement. Under the Registration Rights Agreement, we agreed to file and maintain the effectiveness of one or more shelf registration statements to provide certain piggyback registration rights with respect to the shares of common stock issuable under the warrants. We agreed to, among other things, file a registration statement with the Commission on or prior to 30 days from the date of each issuance of warrants in order to register the resale of the shares of common stock issuable on the exercise of the applicable warrants, the first of which registration statement was filed in December 2008 following our first $25 million draw. The Registration Rights Agreement provides filing-related and other covenants customary for agreements of this type.

Procedures Regarding Transactions With Related Persons

Our practice on transactions with related persons is to require the prior approval by the Board of Directors of any transaction or series of transactions in which we participate and any related person has a material interest. Related persons would include a member of the Board and executive officers and their immediate family members, as well as certain affiliates of those persons. It would also include persons controlling over five percent of our outstanding common stock. Currently, Novo Nordisk, Warburg, Pincus Equity Partners, L.P., BB Biotech AG and Deerfield Capital, L.P. each beneficially owns over five percent of our outstanding common stock.

Under our written policy on conflicts of interest, all our directors, executive officers and employees have a duty to report to the appropriate level of management potential conflicts of interests, including transactions with related persons.

Once a related-person transaction has been identified, the Board will review all of the relevant facts and circumstances and approve or disapprove of the entry into the transaction. The Board will take into account, among other factors, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. If a transaction relates to a director, that director will not participate in the Board’s deliberations.

Our practice regarding transactions with related persons is evidenced by the minutes of meetings of the Board of Directors at which the transactions disclosed under the heading “Transactions With Related Persons” were discussed and approved.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater-than-10% beneficial owners are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file.

We believe that during 2009, our officers, directors and greater-than-10% beneficial owners complied with all filing requirements required by Section 16(a) applicable to such persons. Our belief is based solely on our review of the copies of such forms we received, or written representations from certain reporting persons that no forms were required for those persons.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The aggregate fees and expenses billed for professional services rendered by PricewaterhouseCoopers LLP with respect to fiscal years 2009 and 2008 were as follows:

	2009	2008
(1) Audit Fees	$510,615	$491,299
(2) Audit-Related Fees (for transaction support services)	$—	$4,758
(3) Tax Fees	$—	$—
(4) All Other Fees (for accounting research database renewal fee)	$1,500	$1,500

The audit committee has established a policy requiring its review and pre-approval of all audit services and permitted nonaudit services to be performed by our independent auditors. Pursuant to the policy the audit committee has, subject to certain financial limits, delegated pre-approval authority for permitted nonaudit services to the audit committee chairman. The audit committee chairman is required to present an update regarding any permitted nonaudit services that he pre-approved at the next audit committee meeting. The audit committee may establish additional or other procedures for the approval of audit and nonaudit services to be performed by our independent auditors. All of the services provided by PricewaterhouseCoopers LLP in 2009 under items (1) through (4) in the above table were pre-approved by the audit committee.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Under the Commission’s proxy rules, shareholder proposals that meet certain conditions may be included in the proxy statement and form of proxy for a particular annual meeting. Shareholders that intend to present a proposal at the ZymoGenetics 2011 annual meeting of shareholders must give notice of the proposal to ZymoGenetics no later than December 31, 2010 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Shareholders that intend to present a proposal at the 2011 annual meeting that will not be included in the proxy statement and form of proxy must give notice of the proposal to ZymoGenetics not earlier than March 19, 2011 and not later than April 18, 2011. However, if the date of the 2011 annual meeting is earlier than May 18, 2011 or later than July 17, 2011, notice of a proposal other than relating to the nomination of directors must be received by ZymoGenetics by the later of the 90th day prior to the 2011 annual meeting or the tenth day following the day on which the notice of the date of the meeting was mailed or the day on which public announcement of such meeting was made. Pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act, the proxies designated by ZymoGenetics for the 2011 annual meeting will have discretionary authority to vote with respect to any such proposal that is determined to be untimely. In addition, our bylaws provide that any matter to be presented at the 2011 annual meeting must be proper business to be transacted at the annual meeting or a proper nomination to be decided on at the annual meeting and must have been properly brought before such a meeting pursuant to the bylaws. Receipt by ZymoGenetics of a proposal from a qualified shareholder in a timely manner will not guarantee its inclusion in the proxy materials or its presentation at the 2011 annual meeting because there are other relevant requirements in the Commission’s proxy rules.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matters for action at the 2010 Annual Meeting other than the matters specifically referred to in this Proxy Statement. If other matters properly come before the Annual Meeting, it is intended that the holders of the proxies will act with respect thereto in accordance with their best judgment.

Copies of the ZymoGenetics 2009 Annual Report to Shareholders will be made available to shareholders, together with this Proxy Statement, Form of Proxy and Notice of Annual Meeting of Shareholders.

ZymoGenetics has adopted a code of ethics applicable to its Chief Executive Officer, Chief Financial Officer and persons performing similar functions. A copy of the code of ethics is available on our website at www.zymogenetics.com.

The Notice of Annual Meeting, Proxy Statement, Form of Proxy and 2009 Annual Report to Shareholders are available on the Internet at http://bnymellon.mobular.net/bnymellon/zgen.

Driving directions to our headquarters, where the Annual Meeting will be held, are available on our website at www.zymogenetics.com.

THE ANNUAL REPORT OF ZYMOGENETICS ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009 AS FILED WITH THE COMMISSION IS INCLUDED IN THE ZYMOGENETICS 2009 ANNUAL REPORT TO SHAREHOLDERS. COPIES OF THE ZYMOGENETICS 2009 ANNUAL REPORT TO SHAREHOLDERS MAY BE OBTAINED FREE OF CHARGE (EXCEPT FOR THE EXHIBITS FOR WHICH WE MAY CHARGE A REASONABLE FEE) ON WRITTEN REQUEST TO THE SECRETARY OF ZYMOGENETICS, 1201 EASTLAKE AVENUE EAST, SEATTLE, WASHINGTON 98102.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ James A. Johnson
James A. Johnson Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Seattle, Washington

April 30, 2010

You can now access your ZymoGenetics, Inc. account online.

Access your ZymoGenetics, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for ZymoGenetics, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status • View payment history for dividends

• View certificate history • Make address changes

• View book-entry information • Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the 2010 Meeting of shareholders. The Proxy Statement and the 2009 Annual Report to Shareholders are available at: http://proxyvoting.com/zgen

FOLD AND DETACH HERE

PROXY ZymoGenetics, Inc.

2010 Meeting of Shareholders – June 17, 2010

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Douglas E. Williams, Ph.D. and James A. Johnson, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of ZymoGenetics, Inc. common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2010 Meeting of Shareholders of the company to be held June 17, 2010 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments

(Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

Fulfillment

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YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

INTERNET

http://www.proxyvoting.com/zgen

ZymoGenetics, Inc. Use the Internet to vote your proxy.

Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Fulfillment

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FOLD AND DETACH HERE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” ITEM 2.

Please mark your votes as indicated in this example X

FOR WITHHOLD *EXCEPTIONS

ALL FOR ALL FOR AGAINST ABSTAIN

1. ELECTION OF DIRECTORS

2. Vote to ratify the appointment of PricewaterhouseCoopers LLP as our independent public accounting firm for 2010

Nominees:

01 Bruce L.A. Carter, Ph.D.

02 James A. Harper

03 Edward E. Penhoet, Ph.D.

04 A. Bruce Montgomery, M.D.

05 Lars Fruergaard Jørgensen

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

Mark Here for Address Change or Comments SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature Signature Date